EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

GIBRALTAR STEEL CORPORATION OF NEW YORK

 AND

AIR VENT INC.

AND

CERTAINTEED CORPORATION

Relating to the purchase and Sale of 100%
of the Common Stock of Air Vent Inc.

Effective as 12:01 a.m. of May 1, 2003

ARTCLE 4 - REPRESENTATIONS AND WARRANTIES OF

7.6.      LIMITED RIGHT TO USE "CERTAINTEED" NAME

8.4.      SHAREHOLDER'S SALARIED PENSION PLAN AND
            RETIREE MEDICAL PLAN...................................................................... 51
8.5.      WELFARE CLAIMS................................................................................. 51
8.6.      COBRA AND MEDICAL AND DENTAL COVERAGE.......................... 51
8.7.      COOPERATION....................................................................................... 51
8.8.      NO THIRD PARTY BENEFICIARIES..................................................... 51

ARTICLE 9 - CONDITIONS PRECEDENT TO THE OBLIGATION

ARTICLE 10 - CONDITIONS PRECEDENT TO THE OBLIGATIONS

ARTICLE 11 - SURVIVAL OF REPRESENTATIONS;

12.11.  INDEPENDENCE OF COVENANTS AND REPRESENTATIONS
            AND WARRANTIES................................................................................ 68

LIST OF SCHEDULES

Schedule 2.5           Calculation of Acquired Net Worth
Schedule 3.1           Organization
Schedule 3.8           Financial Statements
Schedule 3.10         Absence of Changes
Schedule 3.11         Taxes
Schedule 3.12         Employee Benefit Plan Matters
Schedule 3.13         Employees; Labor Relations
Schedule 3.14         Licenses and Permits
Schedule 3.16         Actions and Proceedings
Schedule 3.17         Real Property; Encumbrances on Real Property
Schedule 3.18         Financial Statements
Schedule 3.19         Intellectual Property Matters
Schedule 3.20         Tangible Property
Schedule 3.21         Title to All Necessary Assets
Schedule 3.22         Material Contracts
Schedule 3.23         Customers and Suppliers
Schedule 3.24         Insurance
Schedule 3.25         Warranties
Schedule 3.27         Affiliate Transactions
Schedule 3.28         Accounts
Schedule 3.29         Environmental
Schedule 3.30         Inventory
Schedule 3.31         Products
Schedule 7.6           Shareholder Trademarks

LIST OF EXHIBITS

Exhibit A                 Note
Exhibit B                 Financial Statements

STOCK PURCHASE AGREEMENT

                        STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 1, 2003, among GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (the "Purchaser") AIR VENT INC., a Delaware corporation (the "Company") and CERTAINTEED CORPORATION, a Delaware corporation (the "Shareholder").

                        WHEREAS, the Shareholder is the beneficial and record owners of 249 shares of the common stock of the Company, no par value (the "Shares"), which constitute all of the issued and outstanding shares of capital stock of the Company; and

                        WHEREAS, the Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from the Shareholder, all of the Shares in order to transfer to the Purchaser full and complete legal and beneficial ownership of the Company, in exchange for payment of the Purchase Price (as hereinafter defined) and upon the other terms and conditions as hereinafter set forth.

                        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

            The following additional defined terms shall have the following meanings when used in this Agreement:

            "Accounts Payable" means all accounts payable and trade payables of the Company, including, without limitation, those reflected in the Financial Statements and those arising since the date thereof.

            "Accounts Receivable" means all accounts receivable and trade receivables of the Company, including, without limitation, those reflected in the Financial Statements and those arising since the date thereof.

            "Acquired Net Worth" means the amount of the assets of the Company as of the Closing Date less the amount of the liabilities of the Company as of the Closing Date, each as reflected on the Closing Balance Sheet and, other than as provided for on Schedule 2.5, in the same manner as the Agreed Upon Net Worth was calculated, and without giving effect to the Company's (i) cash; (ii) interest-bearing debt with third parties; (iii) inter-company payables/receivables owing to or from any Affiliate of the Company; (iv) retained earnings; and/or (v) receivables sold to and securitized by Citibank, N.A.

            "Acquirer" has the meaning assigned to such term in Section 5.2(b).

            "Action" means any and all civil, criminal or administrative suits, arbitrations, investigations, inquiries, reviews or audits, and any judgments, orders and decrees, filed by or against, a Person.

            "Affiliate(s)" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

            "Agreed Upon Net Worth" means the sum of $24,576,000.

            "Books and Records" has the meaning assigned to such term in Section 3.26.

            "Building Products Group" means the building products group of GSC, as now or hereafter comprised.

            "Building Solutions Agreement" means the agreement dated as of the Closing Date, between Shareholder and the Company pursuant to which the Company shall be entitled to participate in the Shareholder's "Building Solutions® Program" with respect to sales of the Company's air ventilation products to builders.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder.

            "Certification of Compliance" means a certification issued by a Governmental Authority certifying that a product is in compliance with applicable codes and standards.

            "Certified Products" has the meaning assigned to such term in Section 3.31.

            "Closing" and "Closing Date" have the meanings assigned to such terms in Section 2.3.

            "Closing Balance Sheet" means the unaudited balance sheet of the Company as of the Closing Date, as further defined in Section 2.5(c).

            "COBRA Notice" has the meaning assigned such term in Section 8.6.

            "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

            "Company Plan" has the meaning assigned to such term in Section 3.12(a).

            "Company Trademark" has the meaning assigned to such term in Section 7.7.

            "Competitive Business" means any business engaged in the design, development, manufacture, merchandising, distribution or sale of any products or services designed, developed, merchandised, distributed, sold or provided by the Company between January 1, 2000 through and including the Closing Date and any products or services similar in use or application to such products or services, including any variations and redesigns of such products or services, provided, however, the injection molding of products other than products included within the foregoing definition of "Competitive Business" shall not be deemed to be a "Competitive Business".

            "Contracts" has the meaning assigned to such term in Section 3.22.

            "Deferred Compensation Plan" has the meaning assigned to such term in Section 8.3.

            "Direct Claim" has the meaning assigned to such term in Section 11.3(e).

            "Divestiture Period" has the meaning given such term in Section 5.2(b).

            "Effective Time" has the meaning given such term in Section 2.3.

            "Employee" has the meaning given such term in Section 8.1.

            "Environmental Laws" means all applicable Laws and similar provisions having the force or effect of law, including policies, guidance memoranda and similar requirements imposed on the Company by a Governmental Authority or made publicly available by such Governmental Authority concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

            "ERISA Affiliate" means any trade or business, whether or not incorporated that, together with the Company, would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

            "Estimated Purchase Price" has the meaning assigned to it in Section 2.2.

            "Final Purchase Price" has the meaning assigned to it in Section 2.2.

            "Financial Statements" has the meaning assigned to such term in Section 3.8.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

            "GSC" means Gibraltar Steel Corporation, a Delaware corporation.

            "Indemnifiable Loss (es)" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits by any Person, including, without limitation, the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and further including, without limitation, reasonable attorneys' and experts' fees and expenses in connection therewith incurred by an Indemnified Party.

            "Indemnification Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

            "Indemnified Party" means, with respect to any Indemnifiable Loss (es), the party seeking indemnification hereunder.

            "Indemnifying Party" means, with respect to any Indemnifiable Loss (es), the party from whom indemnification is being sought hereunder.

            "Independent Accountant" means the Dallas, Texas office of Ernst & Young.

            "Intellectual Property" means the Company's registered and unregistered patents, copyrights, trademarks, service marks, logos, trade dress, trade names and corporate names, internet domain names and all of the goodwill of the business associated therewith; all registrations, applications, reissuances, continuations, revisions, extensions and renewals for any of the foregoing; all inventions; all intellectual trade secrets, confidential information, know-how, formulae, compositions, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, technical and computer data, mask works, documentation and software; all contracts or agreements granting any right, title, license or privilege under any of the foregoing;  and all royalty rights, employee covenants and non-competition covenants granted or made by any third parties to or for the benefit of the Company; but specifically excluding those items listed on Schedule 7.6.

            "Inventory" means all items of inventories and supplies of the Company, wherever located, at the Real Property, with third parties or otherwise, including, without limitation, all finished goods, work in process, raw materials, spare parts, packaging, office supplies, production supplies and other miscellaneous supplies.

            "IRS" means the Internal Revenue Service of the United States of America.

            "Key Management" means Jeffery E. Hansen and Michael D. Daniels.

            "Knowledge of Shareholder" or "to the Shareholder's knowledge " or any phrase of similar import means the actual knowledge of each of Samuel A. Ansley, Jeffery E. Hansen, Michael D. Daniels, John Smrcina and Carol Gray and the knowledge of any other fact or circumstance that should have come to his or her attention in the course of discharging his or her duties as an officer or member of management of the Company in a reasonable manner consistent with sound business practices.

            "Labor Agreements" has the meaning assigned to such term in Section 3.13.

            "Law" means each provision of any currently existing federal, state, local or foreign, civil and criminal law, statute, ordinance, order, code, rule, regulation or common law, promulgated or issued by any Governmental Authority, as well as any and all judicial and administrative orders and determinations, judgments, decrees, injunction or agreements issued to or entered against the Company by any Governmental Authority or otherwise made publicly available by such Governmental Authority.

            "Leased Real Property" means the real properties leased by the Company and located at: (i) 7700 Harker Drive, Suite A, Peoria, Illinois; and (ii) 3000 West Commerce Street, Dallas, Texas 75212.

            "Letter of Credit" has the meaning assigned to such term in Section 7.9

            "Licenses and Permits" has the meaning assigned to such term in Section 3.14.

            "Lien" means, with respect to any specified property or asset, any mortgage, lien, encumbrance, pledge, charge, security interest or similar claim against such property or asset.

            "Material Adverse Effect" means a material adverse effect on the properties, business, financial condition or results of operations of the Company; provided that a "Material Adverse Effect" shall not include any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby; (ii) changes or conditions generally affecting the industry in which the Company participates; or (iii) changes in financial or equity markets, or economic, regulatory or political conditions generally.

            "McPherson Lease" has the meaning assigned such term in Section 9.15.

            "Non-Compete Period" means the ten (10) year period commencing on the Closing Date and ending on the tenth anniversary thereof.

            "Note" means the subordinated promissory note in the principal amount of $40,000,000 and in substantially the form of Exhibit A attached hereto and made a part hereof, executed by the Purchaser and GSC and delivered to the Shareholder on the Closing Date, and any replacement Note subsequently delivered to the Shareholder by the Purchaser and GSC as a result of the Purchase Price Adjustment.

            "Offer Notice" has the meaning given such term in Section 5.2(c).

            "Ordinary Course of Business" means any action taken by the Company, which is consistent with the past practices of the Company and taken in the ordinary course of the normal day-to-day operations of the Company and such action is similar in nature and magnitude to actions customarily taken without any authorization by the board of directors of the Company.

            "Outstanding Check Amounts" has the meaning given such term in Section 2.2.

            "Owned Real Property" means the real properties commonly known as (i) 1480 and 1485 South Industrial Park Road, Lincolnton, North Carolina 28092, and (ii) 1710 South 21st Street, Clinton, Iowa 52732, each as more particularly described on Schedule 3.17.

            "Parent Guaranty" means the guaranty by Saint-Gobain Corporation dated as of the date of this Agreement, in which Saint-Gobain Corporation guaranties the payment and performance of certain obligations of the Shareholder under this Agreement, which guaranty shall be in form and substance agreed to by the parties hereto and thereto.

            "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental agency.

            "Permitted Liens" means any of the following (a) liens resulting from taxes and assessments not yet delinquent; (b) easements, covenants, conditions, restrictions, rights of way and title defects reflected in the public records, and any matters which would be reflected in a current, accurate survey of owned real property and which do not individually, or in the aggregate, materially interfere with the right or ability to use or operate such Owned Real Property as such Owned Real Property is currently used by the Company, (c) landlord's liens, (d) statutory liens that were created in the Ordinary Course of Business and are not delinquent, ( e) restrictions or rights granted to Governmental Authorities under applicable Law, provided the Owned Real Property and the Structures are in compliance therewith, (f) zoning, building, or similar restrictions relating to or affecting property provided the Owned Real Property and the Structures are in compliance therewith, and (g) all matters of record, including leasehold interests in real property owned by others and operating leases for personal property and leased interests in property leased to others.

            "Plan(s)" has the meaning assigned to such term in Section 3.12.

            "Post-Closing Tax Period" means any Tax period beginning at the Effective Time; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning at the Effective Time.

            "Pre-Closing Tax Period" means any Tax period ending before the Effective Time; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending at the Effective Time.

            "Post-Closing Warranty Obligations" means warranty obligations incurred by the Company with respect to products manufactured, or services performed, by the Company after the Closing Date pursuant to the terms of the warranties issued by the Company after the Closing Date for products manufactured by the Company after the Closing Date including those products bearing any of the Shareholder Trademarks on the product or its packaging when sold or transferred by the Company.  Products will be deemed to be manufactured after the Closing Date if such products are not deemed to be manufactured prior to the Closing Date pursuant to Section 7.5.

            "Pre-Closing Warranty Obligations" has the meaning assigned to such term in Section 7.5.

            "Product Testing Laboratory" means an independent product testing laboratory, not owned or operated by any Person conducting any business competitive with the Company's business at the time such laboratory performed testing on any Company product which such laboratory found to be unsafe or unable to meet applicable standards.

            "Product Liability Claim" means any Third Party Claim based upon a claim of personal injury or property damage caused by a defective product.

            "Profit Sharing Plan" has the meaning assigned to such term in Section 8.2.

            "Proposed Transferee" has the meaning given such term in 5.2(e).

            "Purchase Price" has the meaning assigned to such term in Section 2.2.

            "Purchaser Ancillary Documents" means (i) the Certificates referred to in Sections 10.1(c), 10.3(b) and 10.3(c) (ii) the Supply and Bailment Agreement, and (iii) the Building Solutions Agreement.

            "Purchaser's Disallowed Deduction" has the meaning assigned to such term in Section 7.4.

            "Purchaser Indemnified Parties" has the meaning assigned to such term in Section 11.1(a).

            "Purchase Price Adjustment" has the meaning assigned to such term in Section 2.5.

            "Real Property Lease(s)" has the meaning assigned to such term in Section 3.17.

            "Real Property" means the Owned Real Property and the Leased Real Property.

            "Regulated Substances" means any material, substance, product or waste that is defined as hazardous or toxic under, or is regulated by, any Environmental Law.

            "Reserved Claims" shall mean all claims as to which an Indemnified Party has given the Indemnifying Party written notice prior to the expiration of the applicable survival period as set forth in Section 11.4.

            "Section 338(h)(10) Election" has the meaning given such term in Section 7.4(h).

            "Section 338(h)(10) Tax Reimbursement" has the meaning given such term in Section 7.4(h).

            "Shareholder Ancillary Documents" means (i) the certificates described in Section 9.1(c), 9.4(b), 9.4(c), 9.4(d) and 9.4(e), (ii) the Supply and Bailment Agreement, (iii) the Building Solutions Agreement, and (iv) the stock powers or assignments referred to in Section 9.9(a),

            "Shareholder's Disallowed Deduction" has the meaning assigned to such term in Section 7.4.

            "Shareholder Indemnified Parties" shall have the meaning assigned to such term in Section 11.2(a).

            "Shareholder Plan" has the meaning assigned to such term in Section 3.12(a).

            "Shareholder Tax Benefit" shall have the meaning assigned to such term in Section 7.4.

            "Shareholder Trademarks" shall have the meaning assigned to such term in 7.6.

            "Structures" means the facilities, structures and other improvements located on the Real Property.

            "Supply and Bailment Agreement" means the supply and bailment agreement dated as of the Closing Date, between the Shareholder and the Company pursuant to which the Shareholder shall continue to manufacture and sell to the Company certain ventilation products.

            "Target Company" has the meaning given such term in Section 5.2(b).

            "Target Company Competitive Business" has the meaning given such term in Section 5.2(b).

            "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

            "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

            "Third Party Claim" means any Action or claim made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

            "Third Party Offer" has the meaning given such term in Section 5.2(e).

            "Ventilation Group" means the Company and any Affiliates of the Company after the Closing Date engaged in the design, development, manufacture, merchandising, distribution or sale of any products or services designed, developed, merchandised, distributed, sold or provided by the Company between January 1, 2000 through and including the Closing Date and any products or services similar in use or application to such products or services, including any variations and redesigns of such products or services.

            "Warranty Expenses" has the meaning assigned such term in Section 7.5.

            "Warranty Period" means, with respect to any product of the Company, the period for which any warranty provided to its customers with respect to such product survives (whether such warranty is express, implied or statutory).

            "Warranty Year" has the meaning assigned such term in Section 7.5

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1.      Sale of Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing the Shareholder shall sell, transfer, assign and deliver the Shares to the Purchaser, free and clear of all Liens and the Purchaser shall purchase the Shares from the Shareholder for the consideration set forth in Section 2.2.

2.2.      Final Purchase Price.  The purchase price (the "Final Purchase Price") to be paid by the Purchaser to the Shareholder for the Shares shall be (a) $115,000,000, plus the amount of the Company's checks outstanding on the Closing Date (the "Outstanding Check Amounts"); (b) plus or minus, as the case may be, the difference between the Agreed Upon Net Worth and the Acquired Net Worth.  The Final Purchase Price shall be calculated pursuant to the purchase price adjustment procedure set forth in Section 2.5.  At Closing, the Purchaser shall deliver to the Shareholder (x) $75,000,000 plus the Outstanding Check Amounts in immediately available federal funds by wire transfer to a bank account specified by the Shareholder prior to the Closing Date; and (y) the executed and notarized Note (the items described in (x) and (y) are together referred to as the "Estimated Purchase Price").

2.3.      Closing; Effective Time.  Subject to ARTICLE 9 and ARTICLE 10, the closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Strasburger & Price LLP at 10:00 a.m., local time, on May 1, 2003, or at such other place, date and time as the parties hereto may agree.  The date on which the Closing shall occur is referred to herein as the "Closing Date".  Notwithstanding the foregoing, the effective time of the closing of the sale and purchase of the Shares pursuant to this Agreement shall be deemed to have occurred at 12:01 a.m., local time, on May 1, 2003 (the "Effective Time").

2.4.      Closing Documentation.  At the Closing,

(a)        the Shareholder will deliver or cause to be delivered to the Purchaser:

(i)         certificates evidencing the Shares, which shall be properly endorsed for transfer to the Purchaser or accompanied by duly executed stock powers, in either case executed in favor of the Purchaser or its nominee as the Purchaser may direct prior to the Closing, and otherwise in a form acceptable for transfer on the Books and Records of the Company, with all necessary and appropriate stock transfer tax stamps affixed thereto;

(ii)        the documents required to be delivered by the Shareholder pursuant to the terms of ARTICLE 9;

(iii)       all of the Books and Records and corporate seals of the Company;

(iv)       such other documents as the Purchaser may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement and the Shareholder Ancillary Documents.

(b)        the Purchaser will deliver to the Shareholder:

(i)         the Estimated Purchase Price as provided in Section 2.2;

(ii)        the documents required to be delivered by the Purchaser pursuant to ARTICLE 10

(iii)       such other documents as the Shareholder may reasonably request to in order to consummate and make effective the transactions contemplated by this Agreement and the Shareholder Ancillary Documents.

(c)        The Shareholder shall pay any stock transfer and other taxes required to be paid in connection with the sale, transfer and delivery to the Purchaser of any or all of the Shares.

2.5.      Post-Closing Purchase Price Adjustment.  In order to determine the difference between the Agreed Net Worth and the Acquired Net Worth and therefore whether the Estimated Purchase Price paid at Closing should be increased or decreased (the "Purchase Price Adjustment"), the following procedures will be followed:

(a)        Within sixty (60) days after the Closing Date, the Purchaser will prepare and deliver a proposed Closing Balance Sheet to the Shareholder which proposed Closing Balance Sheet shall include a schedule calculating the Purchase Price Adjustment and the Final Purchase Price.  The proposed Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, applied in a manner consistent with the preparation of the Financial Statements and the calculation of the Agreed Upon Net Worth.

(b)        Within thirty (30) days after the Shareholder's receipt of the proposed Closing Balance Sheet, the Shareholder shall either (i) advise Purchaser in writing that it agrees with the proposed Closing Balance Sheet, in which case the determination of the Final Purchase Price by Purchaser shall be binding on the Shareholder; or (ii) deliver to the Purchaser a written statement describing in reasonable detail all of its objections to the proposed Closing Balance Sheet.  The Purchaser and the Shareholder will use their reasonable best efforts to resolve any such objections.  If final resolution is not obtained within fifteen (15) days after the Purchaser has received the Shareholder's statement of objections, each of the Purchaser and the Shareholder shall refer the matters in dispute to the Independent Accountant for arbitration.  Promptly following such referral, the Purchaser and the Shareholder shall mutually agree upon the procedures to be followed by the Independent Accountant in resolving the parties' dispute over the determination of the Purchase Price Adjustment.  Following such referral, no further disputes or disagreements with respect to the Closing Balance Sheet may be raised by the Purchaser or the Shareholder with the Independent Accountant.  The Independent Accountant shall decide all of such matters in dispute, and its determinations shall be final, conclusive and binding on the Purchaser and the Shareholder with respect to the matters in dispute and shall not be appealable to any court.

(c)        The Purchaser will revise the proposed Closing Balance Sheet and recalculate the Final Purchase Price as appropriate to reflect the resolution of the objections of the Shareholder (as agreed by the parties or as directed by the Independent Accountant) and will deliver it to the Shareholder within ten (10) days after the final resolution of such objections.  Such revised Closing Balance Sheet (or, if no objections are made or no revisions are required, the proposed Closing Balance Sheet) shall constitute the "Closing Balance Sheet".

(d)        If any unresolved objections are submitted to the Independent Accountant for resolution as provided above, the fees and disbursements of the Independent Accountant shall be borne equally, one-half (1/2) by the Purchaser and one-half (1/2) by the Shareholder.  Each party will bear its own fees and disbursements, including those of its accountants and attorneys, incurred in connection with resolving their dispute over the determination of the Final Purchase Price.

(e)        The Purchaser will make the work papers used in preparing the proposed Closing Balance Sheet available to the Shareholder within three (3) days of the Shareholder's request.  The Shareholder will make available to the Purchaser at reasonable times and upon reasonable notice the work papers used in preparing the Financial Statements to assist the Purchaser in its preparation of the proposed Closing Balance Sheet or the Purchaser's evaluation of objections made to the proposed Closing Balance Sheet by the Shareholder.  The parties shall also make these workpapers available to the Independent Accountant.

(f)           If the Acquired Net Worth as determined by the Closing Balance Sheet is less than the Agreed Upon Net Worth, then the Shareholder will, within ten (10) days after delivery of the final Closing Balance Sheet, pay the Purchaser the difference between such amounts, together with interest at an annual rate of four percent (4%) accrued from the Closing Date to the date of payment.  If the Acquired Net Worth as determined by the Closing Balance Sheet is more than the Agreed Upon Net Worth, then the principal amount of the Note shall be increased on a dollar-for-dollar basis by such difference.  Purchaser and GSC shall promptly execute and deliver to the Shareholder a replacement Note, increasing the principal amount of the Note and adjusting the amounts of the annual principal payments to reflect such increase.  No other terms or conditions of the Note shall be changed.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SHAREHOLDER

            The Company and the Shareholder, jointly and severally, represent and warrant to the Purchaser as follows:

3.1.      Organization.  The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) is duly qualified and in good standing as a foreign corporation in good standing in each jurisdiction in which it leases or owns property or in which the conduct of its business requires it to be qualified except where the failure to be so qualified would not have a Material Adverse Effect on the Company, and such jurisdictions are set forth on Schedule 3.1, and (iii) has all requisite corporate power and authority to own or lease its assets and to operate and carry on its business as presently conducted.

3.2.      Authorization; Enforceability.  The Company and the Shareholder each have the full power and authority to enter into this Agreement and each of the other documents and instruments to be executed and delivered by them pursuant to this Agreement, including the Shareholder Ancillary Documents,  and to consummate the transactions contemplated hereby and thereby.  The Company and the Shareholder each have taken all action as and in the manner required by law, its articles of incorporation, by-laws and organization documents, or otherwise to authorize the execution, delivery and performance of this Agreement and the Shareholder Ancillary Documents. This Agreement is, and when executed and delivered the Shareholder Ancillary Documents will be, the valid and binding obligations of the Company and the Shareholder enforceable against the Company and the Shareholder, as the case may be, in accordance with their respective terms, except that: (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3.      Authority; No Violation.  Neither the execution and delivery of this Agreement, the Shareholder Ancillary Documents, the sale of the Shares nor the consummation of the transactions contemplated by this Agreement or the Shareholder Ancillary Documents do and, on the Closing Date, will:

(a)        conflict with or result in any breach of any of the provisions of;

(b)        constitute a default under;

(c)        result in a violation of;

(d)        give any third party or Governmental Authority any interest or right, including, without limitation, the right to terminate, cancel or accelerate any obligation under; or

(e)        result in the creation of any lien, security interest, charge or other encumbrance upon any of the Shares or the assets of the Company under; or

(f)         trigger any first refusal, first offer, repurchase or similar right with respect to any of the Shares under the provisions of the articles of incorporation or by-laws of the Company, or any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company or the Shareholder is bound or affected, or any Law to which the Company or the Shareholder is subject.

3.4.      Capital Structure of the Company.  The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 249 shares, constituting the Shares, are issued and outstanding.  The Shares are owned beneficially and of record by the Shareholder.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which the Company or the Shareholder is a party, or which are binding upon the Company or the Shareholder, providing for the issuance, disposition or acquisition of any of the Company's capital stock or the conversion into or exchange for shares of capital stock or indebtedness of the Company or other securities convertible into or exchangeable for shares of capital stock of the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Shares.

3.5.      Title to Shares.  The Shareholder owns the Shares beneficially and of record, has good and marketable title to the Shares, free and clear of any Lien and none of the Shares are subject to any voting trust, proxy or other contract, agreement, arrangement, commitment or understanding relating thereto.

3.6.      Articles of Incorporation and By-Laws.  The Shareholder has heretofore delivered to the Purchaser true and complete copies of the articles of incorporation and by-laws of the Company as in effect on the date hereof and including all amendments thereto and restatements thereof.  The Company is not in violation of any provision of its articles of incorporation or by-laws, as amended and restated.

3.7.      Subsidiaries; Investments.  The Company (i) does not have any subsidiaries, (ii) does not directly or indirectly, own or hold the right to acquire any shares of stock or any other security or interest in any other Person and (iii) other than intercompany payables/receivables and the receivables securitization program with Citibank, N.A., as to which the Company's participation will have been terminated as of the Effective Time, is not subject to any obligation to provide funds to or make any investment (in the form of loans, capital contributions or otherwise) to or in any Person.

3.8.      Financial Statements.  Attached hereto as Exhibit B are true and complete copies of the unaudited financial statements of the Company for the years ended December 31, 2002, and 2001, as prepared by the Company (the "Financial Statements").  Except as set forth in Schedule 3.8, the Financial Statements have been prepared from the Books and Records of the Company in accordance with generally accepted accounting principles consistently followed through the periods presented, are complete in all material respects, and present fairly the financial condition, assets and liabilities and results of operations of the Company at the dates and for the periods presented; provided, however, that the Financial Statements are subject to (i) the absence of notes and other presentation items; (ii) normal year-end adjustments (the effect of which will not, individually or in the aggregate, materially affect such Financial Statements); (iii) the absence of accruals for certain types of administrative services that are not purchased by the Company from outside vendors but are provided to the Company by the Shareholder or its parent, Saint-Gobain Corporation, as set forth in Schedule 3.27 of the Schedules to this Agreement; (iv) the absence of accrued liabilities for post-retirement benefits and long-term disability payments, which are accrued at the parent level and the payment of which will not be a Company obligation after the Closing.  Nothing has come to the attention of either the Company or the Shareholder since the date of the Financial Statements which would lead it to believe that the reserves and accruals shown thereon are inadequate for all reasonably anticipated losses, costs and expenses, and the Company and the Shareholder reasonably believe that such reserves and accruals are adequate for all of such losses, costs and expenses.  Except as set forth in Schedule 3.8 or in the other Schedules to this Agreement or as disclosed in the Financial Statements, the Company has no liabilities or obligations as of the date of this Agreement other than liabilities incurred by the Company since December 31, 2002 in the Ordinary Course of Business.  The Company's Books and Records accurately and fairly reflect its transactions and the conduct of the Company's business in reasonable detail.  All inter-company sales, payables and receivables between the Company and the Shareholder or any other Affiliate of the Shareholder included in the Financial Statements are separately stated therein (in a note or otherwise).

3.9.      Absence of Undisclosed Liabilities.  Except as set forth in the Schedules to this Agreement, the Company has not as of the date of this Agreement, nor will have as of the Closing Date, any liability or obligation, contingent or otherwise, other than

(a)        liabilities or obligations reflected in or reserved against in the Financial Statements; and

(b)        those liabilities or obligations incurred since December 31, 2002 in the Ordinary Course of Business consistent in type and amount with its past practice and experience.

3.10.    Absence of Changes.  Except as set forth in Schedule 3.10 or as expressly contemplated by this Agreement, since December 31, 2002, the Company has not:

(a)        suffered a Material Adverse Effect;

(b)        amended its articles of incorporation or by-laws, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock, or the character of its business;

(c)        issued, sold, purchased or redeemed, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock  or securities convertible into or exchangeable for any shares of its capital stock;

(d)        entered into, renegotiated or amended any employment agreement or collective bargaining agreement or adopted, entered into, amended or terminated any Plan;

(e)        declared or paid any dividends or declared or made any distributions of any kind to its Shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

(f)         made any material change in its accounting methods or practices or its accounts payable practices or policies, or in its manner of keeping its Books and Records;

(g)        made any material change in the normal and ordinary manner in which its business is conducted, including, without limitation, changes in the manner in which Inventory purchases are made, changes in manufacturing methods and changes in sales and marketing policies;

(h)        changed any of its product warranties or return policies or other material business policies other than in the Ordinary Course of Business;

(i)         granted any increase in wages, salary, bonus, or any other direct or indirect compensation or benefits to or for any of its officers, directors, employees, consultants or agents, or any accrual for or commitment or agreement to make or pay the same;

(j)         made any loan or advance to the Shareholder, the Company's officers, directors, employees, consultants, agents or other representatives (other than expense advances made in the Ordinary Course of Business) or made any other loan or advance other than in the Ordinary Course of Business;

(k)        made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to employees made in the Ordinary Course of Business;

(l)         made any capital expenditures or commitments in excess of $25,000 individually, or $50,000 in the aggregate;

(m)       except in the Ordinary Course of Business, incurred or assumed any debt, obligation or liability material to the Company;

(n)        made any material acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

(o)        sold, leased, assigned, transferred (including, without limitation, transfers to the Shareholder, or to the Company's or Shareholder's directors, officers or employees) or permitted to lapse any tangible or intangible assets, except in the Ordinary Course of Business, or cancelled without fair consideration any debts or claims owing to or held by it;

(p)        suffered any damage, destruction or loss to its tangible assets in excess of $25,000, whether or not covered by insurance;

(q)        conducted its business (including, without limitation, pricing, rebate practices, credit practices and maintenance and repair of assets) other than in the Ordinary Course of Business;

(r)        made or entered into any commitment or transaction, or amended or terminated any contract or material right thereunder, other than in the Ordinary Course of Business; or

(s)        agreed to take any action, taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

3.11.    Taxes.

(a)        (i) the Company has filed all Tax Returns on a timely basis (or has filed valid extensions with respect to such Tax Returns) which it is required to file under applicable Laws; (ii) all such Tax Returns are complete and correct and have been prepared in compliance with all applicable Laws; (iii) the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) or, in the case of Taxes not yet due, fully provided for such Taxes in the Financial Statements or, in the case of Taxes accruing after the date of the Financial Statements, on its Books and Records, and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, equity holder, creditor or other third party; (iv) except as set forth on Schedule 3.11, the Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (v) except as set forth on Schedule 3.11, the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business; and (vi) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority.

(b)        the Company is not liable for the Taxes of another entity under:

(i)         Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law);

(ii)        as a transferee or successor; or

(iii)       by contract or indemnity, or otherwise.

The Company is a party to a tax sharing agreement with certain of its Affiliates.  The Company's participation in such agreement will terminate as of the Effective Time.  The Company has not made any payments, is not obligated to make any payments nor is a party to an agreement that would obligate it to make any payments that would not be deductible under Section 280G of the Code.

(c)        No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(d)        There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(e)        The Company will not be required:

(i)         as a result of a change in method of accounting for any taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period after the Closing Date (or any portion thereof); or

(ii)        as a result of any "closing agreement", as described in Section 7121 of the Code (or any corresponding provisions of state, local or foreign income tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(f)         The Company is a member of an "affiliated group" as defined in Section 1504 of the Code, and has filed or been included in a combined consolidated or unitary income Tax Return.

(g)        The Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Shares to the Purchaser.

(h)        The Company does not own any interest in real property in any jurisdiction in which a tax (other than a net income or franchise tax) is imposed on the gain on a transfer of an interest in real property as a result of the transfer of the Shares.

(i)         The Company has not made any election for federal or state income or franchise tax purposes that are currently applicable.

3.12.    Employee Benefit Plans.

(a)        Schedule 3.12 sets forth a list of:

(i)         each personnel practice or policy which is in effect for employees of the Company, including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company car policies, service award policies, tuition refund policies, relocation assistance policies and patent award policies;

(ii)        each plan, fund or program constituting an "employee welfare plan" which is in effect for employees of the Company within the meaning of Section 3(1) of ERISA, including, without limitation, basic and supplemental life insurance, health insurance (including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, short and long term disability insurance programs; and

(iii)       each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, including, without limitation, pension, profit sharing, and 401(k) retirement plans which is maintained, assumed or contributed to by the Company.

            The items listed in clauses (i), (ii) and (iii) of this Section 3.12(a) are referred to herein individually as a "Plan" and collectively as the "Plans."  Plans which are maintained solely by the Company for the benefit of employees or former employees of the Company (the "Company Plans") are designated on Schedule 3.12(a) as Company Plans.  Each Plan that is not a Company Plan (a "Shareholder Plan") is designated on Schedule 3.12(a) as a Shareholder Plan.

(b)        None of the Plans is a multi-employer plan (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) or a single employer defined benefit pension plan (within the meaning of Section 4001(a)(15) of ERISA).

(c)        Except as set forth in Schedule 3.12, each of the Company Plans, and to the knowledge of the Shareholder, the Shareholder Plans, is now and always has been maintained, funded and administered in substantial compliance with its respective terms and the requirements of ERISA, the Code and all other applicable laws, including, without limitation, the continuation coverage requirements of Section 4980B of the Code and Title 1, Subtitle B, Part 6 of ERISA, and to the knowledge of the Shareholder, all Persons who participate in the operation of the Plans and all Plan fiduciaries (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable laws, including ERISA and the Code, with respect to the Plans.  The Company has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any Plan.  All contributions, reserves or premium payments which the Company or any ERISA Affiliate is required to have made under the terms of any Company Plan as of the date hereof have been made and, to the knowledge of the Shareholder, all contributions, reserves or premium payments which the Company or any ERISA Affiliate is required to have made under the terms of any Shareholder Plan as of the date hereof have been made; and no Company Plan, and to the Shareholder's Knowledge, no Shareholder Plan, subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code. With respect to each Company Plan, and to the knowledge of the Shareholder, any Shareholder Plan, described in Schedule 3.12 or any other plan, fund or program maintained or ever maintained or contributed to by the Company or any ERISA Affiliate that is subject to Title IV of ERISA: (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of the Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA; (ii) no proceeding has been initiated or threatened by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such plan; (iii) no condition or event exists or is expected to occur that could subject, directly or indirectly, any assets of the Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation or to any other Person or otherwise on account of the termination of any such plan; (iv) if any such plan were to be terminated as of the Closing Date, no assets of the Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA; and (v) no "reportable event" (as defined in Section 4043 of ERISA) with respect to which notice has not been waived has occurred with respect to any such plan.  No legal action, suit or claim is pending or, to the knowledge of the Shareholder or the Company, threatened with respect to any Company Plan, or to the knowledge of Shareholder pending or threatened with respect to any Shareholder Plan (other than claims for benefits in the Ordinary Course of Business) and no fact or event exists that could give rise to any such action, suit or claim.

(d)        Each Company Plan, and to the knowledge of the Shareholder, each Shareholder Plan, which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has been determined by the Internal Revenue Service to be so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect the qualified status of any such Company Plan, or to the Shareholder's knowledge, any Shareholder Plan, or the exempt status of any such trust.

(e)        To the knowledge of the Shareholder, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.  The Company has not incurred any liability under Title IV of ERISA and no fact or event exists which could reasonably give rise to any such liability.  Except as disclosed on Schedule 3.12, no complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Company Plan, nor to the knowledge of the Shareholder, with respect to any Shareholder Plan.  No reportable event (within the meaning of Section 4043 of ERISA) has occurred or, to the knowledge of the Shareholder or the Company, is expected to occur with respect to any Company Plan, nor to the knowledge of the Shareholder with respect to any Shareholder Plan, subject to Title IV of ERISA.  No Company Plan, and to the knowledge of the Shareholder, no Shareholder Plan, has incurred an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan.  None of the assets of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

(f)         Except as set forth in Schedule 3.12:

(i)         the Company has complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA; and

(ii)        The Company has no obligations under any Plan or otherwise to provide health benefits to former employees of the Company or any other Person, except as specifically required by Part 6 of Title I of ERISA.

(g)        Except as specifically prohibited by Law, all of the Plans may be amended, terminated or otherwise discontinued without any liability of the Company to participants thereof, except for the liability for benefits accrued by such participants as of the effective date of such amendment, termination or discontinuance.

(h)        The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment, which such person would not be entitled to receive if the consummation of the transactions contemplated by this Agreement did not occur, (ii) result in the acceleration of the time of payment or vesting of any benefits provided for by any of the Plans, or cause any increase in the amount of compensation due to any employee under any of the Plans or otherwise or (iii) result in the creation of any liability under Title IV of ERISA or in the creation of any other liability which the Company is not currently obligated to pay, perform and discharge.

(i)         true and correct copies of each Company Plan have been provided to Purchaser, along with, to the extent applicable to the particular Company Plan, the following information:  a copy of the annual report (Form 5500 series) filed for the last three (3) years, a copy of the summary plan description, summary annual report, summary of material modifications and all material employee manuals or communications filed or distributed with respect to the Company Plan during the last three (3) years, a copy of any insurance contract or trust agreement through which the Company Plan is funded, the most recent IRS determination letter issued with respect to the Company Plan, and notice required by applicable Law or the Company Plans of any material adverse change occurring with respect to any Company Plan since the date of the most recently completed and filed annual report.

3.13.    Employees; Labor Relations.

(a)        Schedule 3.13 hereto sets forth:

(i)         an accurate and complete payroll list of the names and current salaries of the employees of the Company;

(ii)        an accurate and complete list of the directors and officers of the Company; and

(iii)       any employment agreements, collective bargaining agreements, and material written personnel policies of the Company (collectively, "Labor Agreements").  In addition, to the extent any employees of the Company are on leaves of absence, Schedule 3.13 sets forth the name of such employee, the nature of each such leave of absence and each such employee's anticipated date of return to active employment.

(b)        Except as specified on Schedule 3.13:

(i)         there is no unfair labor practice charge or complaint against the Company relating to employees who work or formerly worked for the Company pending or, to the knowledge of the Shareholder or the Company, threatened, before the National Labor Relations Board or any other local, state or federal agency;

(ii)        within the past three (3) years, there has not occurred, nor to the knowledge of the Shareholder or the Company has there been threatened, a labor strike, request for representation, slowdown, work stoppage or lockout, nor is there currently any labor strike, dispute, request or representations, slowdown, work stoppage or lockout against or affecting the Company;

(iii)       there is no representation claim or petition pending before the National Labor Relations Board or, to the knowledge of the Shareholder, or the Company, threatened, respecting the employees of the Company;

(iv)       no grievance or arbitration proceeding arising out of or under any Labor Agreement is pending, or to the knowledge of the Shareholder or the Company, threatened, against the Company;

(v)        no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and

(vi)       the Company has not received any written notice of the intention of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or relating to the Company and to the knowledge of the Shareholder, no such investigation is threatened.

3.14.    Licenses and Permits.  Schedule 3.14 sets forth a list of all licenses, permits, certificates, approvals and other authorizations of foreign, federal, state and local governments or authorities or other similar rights owned, possessed or used by the Company in the conduct of its business and the ownership and the use of its assets (collectively, "Licenses and Permits").  The Licenses and Permits are all of the permits, licenses, certificates, approvals and authorizations of, and registrations with, and under, all federal, state, local and foreign laws, authorities and agencies as are required by the Company for the operation of its business in the manner presently conducted.  Each of the Licenses and Permits is in full force and effect; the Company is not in material violation of any of the Licenses and Permits; and no proceeding is pending or, to the knowledge of the Shareholder or the Company, threatened seeking the revocation or limitation of any of the Licenses and Permits.

3.15.    Compliance with Law.

(a)        The Company, and the Shareholder with respect to the Company, have materially complied with, and are currently in material compliance with, all Laws applicable to the Company or the Company's properties, assets, operations and businesses. No notice of any Action has been issued and served upon or delivered to the Company by any Governmental Authority with respect to any alleged violation by the Company of any Law, and to the knowledge of the Shareholder or the Company, no such Action is threatened.  No written notice has been received by the Company from any Governmental Authority that any investigation or review of the Company by any Governmental Authority has been or is about to be commenced and to the knowledge of the Company, no such review or investigation is threatened.

(b)        The Company has not given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any Person in a position to assist or hinder the Company in connection with any actual or proposed transaction concerning its business.

3.16.    Actions and Proceedings.  Except as set forth on Schedules 3.16 and 3.24, there are no Actions (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Shareholder or the Company, threatened, against the Company or any of their respective properties, assets, operations or business or which seek to prevent the consummation of the transactions contemplated by this Agreement or the Shareholder Ancillary Documents, and none of the listed Actions would, if adversely decided, insofar as reasonably can be foreseen, have or will result in a Material Adverse Effect or will have an adverse effect upon the transactions contemplated by this Agreement or the Shareholder Ancillary Documents.  Since January 1, 1998, except as set forth on Schedule 3.16 and 3.24, no  Product Liability Claims have been instituted against the Company and no such Action, regardless of when instituted, is pending.

3.17.    Real Property.

(a)        Schedule 3.17 sets forth the legal description of the Owned Real Property.  The Company owns good and marketable title to the Owned Real Property in fee simple, free and clear of all Liens, claims of ownership interest or right of use, restrictive covenants, impositions, covenants, conditions, rights of way, easements and other encumbrances (whether or not of record) except Permitted Liens.

(b)        Schedule 3.17 sets forth a true and correct list of all of the leases and subleases (the "Real Property Leases") and each leased and subleased parcel of real property in which the Company has a leasehold or subleasehold interest (the "Leased Property").  The Company has a valid and existing leasehold or subleasehold interest under each of the Real Property Leases.  The Company has delivered to the Purchaser complete and accurate copies of each of the Real Property Leases and all amendments thereto.  With respect to each of the Real Property Leases:

(i)         it is legally valid, binding and in full force and effect as to the Company, and to the Shareholder's knowledge, all other parties thereto;

(ii)        it will continue to be legally valid, binding, enforceable and in full force and effect on identical terms upon consummation of the Closing without the necessity of any consent or approval of any third party;

(iii)       neither the Company nor, to the knowledge of the Shareholder or the Company, any other party to the Real Property Leases is in breach or default, and no event has occurred which, with notice or the passage of time, would constitute such a breach or default or permit termination, modification or acceleration under any of the Real Property Leases;

(iv)       no party to any of the Real Property Leases has repudiated any provision thereof;

(v)        there are no disputes, oral agreements or forbearance programs in effect as to any of the Real Property Leases;

(vi)       the Real Property Leases have not been modified in any respect, except to the extent that such modifications are disclosed in documents delivered to the Purchaser; and

(vii)      the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Real Property Leases.

(c)        Except as set forth in Schedule 3.17 and except for Permitted Liens, (i) there are no parties other than the Company in possession of any of the Real Property or any portion thereof, (ii) there are no leases, subleases, licenses, concessions, written or oral, granting to any party or parties other than the Company the right of use or occupancy of any of the Real Property or any portion thereof and (iii) there are no easements granting to any party or parties the right of use or occupancy of any of the Real Property or any portion thereof.  The Company does not hold, nor has it granted to any other Person, options or rights of first refusal to purchase any of the Real Property or any portion thereof or interest therein.

(d)        All of the Structures and all of the structural, mechanical and other physical systems located on the Real Property are in sufficient condition, working order and repair and do not require material repair or replacement in order to serve their present use and operation, except for scheduled maintenance and repairs and replacements that would be conducted in the Ordinary Course of Business or that are the responsibility of the lessor under the Real Property Lease.  Those material repairs and replacements which have not been completed and are the responsibility of a lessor under any Real Property Lease are set forth on Schedule 3.17.

(e)        All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other utilities serving any of the Real Property and the Structures are installed and operating and are sufficient to enable any of the Real Property and the Structures to be used and operated in the manner currently being used and operated by the Company.

(f)         There are no proceedings in eminent domain or other proceedings pending or, to the knowledge of the Shareholder or the Company, threatened, affecting any portion of any of the Real Property or any means of ingress or egress thereto.

(g)        The Owned Real Property and the Structures, and to the knowledge of the Shareholder, the Leased Real Property, and the present uses and operations thereof, comply with all zoning laws and ordinances and all deed or other title covenants or restrictions applicable thereto and the Company has not received any written notice of any violation thereof.

(h)        There is no actual or, to the knowledge of the Shareholder, pending imposition of any assessment for public improvements with respect to any of the Real Property, except for customary annual assessments under state and local Law, and, to the knowledge of the Shareholder or the Company, no such improvements have been constructed or planned that would be paid for by means of assessments upon any of the Real Property.

(i)         None of the Real Property nor any portion thereof has suffered any material damage by fire or other casualty that has not been completely restored to a condition comparable to that existing prior to the casualty.

(j)         The Real Property abuts on and has direct pedestrian and vehicular access to public roads, or has access to public roads across adjoining property in accordance with valid, permanent, irrevocable and appurtenant easements benefiting the Real Property.  Neither the Company nor the Shareholder have any knowledge of any pending or threatened restrictions upon or denial of any means of ingress to or egress from the Real Property.

(k)        Except for the Real Property, there is no real property leased, owned or used by the Company.  Schedule 3.17 sets forth a true and accurate list of all real property, other than the Real Property, that has been previously owned, leased or used by the Company or any former subsidiary of, or entity which has merged into or with, the Company, in the conduct of their respective businesses.

3.18.    Accounts Receivable; Accounts Payable.

(a)        All of the Accounts Receivable set forth on the Company's Financial Statements dated December 31, 2002 and which have arisen since that date are valid and genuine; have arisen solely out of bona fide, arm's length sales and deliveries of goods by the Company in the Ordinary Course of Business; are not subject to valid defenses, set-offs or counterclaims; and either have been collected or are collectible in full within one hundred twenty (120) days after billing at the full recorded amount thereof less the reserve for collection losses reflected on the Financial Statements dated December 31, 2002. The reserve for collection losses reflected on the Financial Statements dated December 31, 2002 has been computed in accordance with generally accepted accounting principles, consistent with past practice and except as otherwise set forth on Schedule 3.18, none of the Accounts Receivable reflected on the Financial Statements dated December 31, 2002 or arising after December 31, 2002 have been sold to any third party.

(b)        All of the Accounts Payable of the Company reflected on the Financial Statements dated December 31, 2002 and which have arisen since that date (i) have arisen solely out of bona fide, arm's length sales and deliveries of goods, performance of services to or for the Company and other business transactions between the Company and the vendor of such goods and services in the Ordinary Course of Business and (ii) have been paid, are not yet due and payable or are being contested by the Company in good faith.

3.19.    Intellectual Property.

(a)        Schedule 3.19 contains a list and a brief description of each patent, trademark, service mark, trade name, and copyright (including any registrations or applications for registration of any of the foregoing) which is owned by the Company.  Schedule 3.19 also lists and briefly describes any current license, agreement, or other permission which the Company has granted to, or been granted by, any third party with respect to any Intellectual Property owned or used by the Company.  Except as set forth in Schedule 3.19:

(i)         Except for the Shareholder Trademarks, the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, all of the intellectual property necessary for the operation of its business as presently conducted;

(ii)        the Company is not in breach of any license or other grant of rights to which it is a party with respect to Intellectual Property;

(iii)       within the past five (5) years, the Company has not received any written claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by the Company and no such claim received by the Company is currently outstanding;

(iv)       the Company has not received any written claim as to any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property owned or used by the Company, nor has the Company received any written claim alleging infringement or misappropriation, or other conflict with, any Intellectual Property of any third party;

(v)        (A) the Company has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party, nor (B) will the continued conduct of the business of the Company as currently conducted infringe, misappropriate or otherwise conflict with the Intellectual Property of any third party, except for the Shareholder Trademarks; and

(vi)       Except for the Shareholder Trademarks, all of the Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions upon consummation of the Closing, subject to the terms and conditions of any license or other agreement with respect to such Intellectual Property.

(b)        The Intellectual Property set forth in Schedule 3.19, together with the Shareholder Trademarks set forth on Schedule 7.6, comprises all of the Intellectual Property rights necessary for the operation by the Company of its business as currently conducted.  The Company has taken all reasonable actions to maintain and protect its rights in the Intellectual Property owned or used by it in the conduct of its businesses.

3.20.    Tangible Property.  Schedule 3.20 sets forth a list and description of all machinery, equipment, vehicles, Structures, fixtures and other tangible personal property material to the business of the Company which is treated by the Company as depreciable property not normally sold or disposed of in the Ordinary Course of Business and which had an original book value in excess of $5,000 per item.

3.21.    Title to Assets; All Necessary Assets.  Except as set forth in Schedule 3.21, the Company has good and valid title to all of its assets, free and clear of any Lien, or other restriction or limitation other than Permitted Liens.  Except as set forth in Schedule 3.27 and Schedule 7.6, the assets included in the Financial Statements comprise all of the material assets, properties and rights of every type and description used by the Company in, and necessary to, the conduct of its business as presently conducted.

3.22.    Material Contracts.

(a)        Except as set forth on Schedule 3.22, the Company is not a party to, subject to or bound by (i) any contract with any professional Person, consultant, independent contractor or advertising agency, (ii) any royalty, distribution, agency or license agreement, (iii) any personal property lease which provides for annualized payments in excess of $50,000, or any lease for any automobiles or other vehicles regardless of the annualized payments thereunder, (iv) any joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities with any Person, (v) any contract containing a covenant that in any way purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person, (vi) any notes, bonds, indentures or other instruments or agreements evidencing, creating or otherwise relating to obligations for borrowed money, (vii) any contract guaranteeing the payment or performance of the obligations of any Person, (viii) any power of attorney or proxy or (ix) or any other agreement, contract or commitment, written or oral, which involves the annual payment or receipt by the Company of more than $50,000 and which is not cancelable without penalty upon not more than thirty (30) days notice (the items set forth in clauses (i) through (ix) above being collectively, the "Contracts").

(b)        Each of the Contracts was made in the Ordinary Course of Business, at arm's length, is valid and in full force and effect as to the Company and, no default by the Company or, to the knowledge of the Shareholder or the Company, by the other parties thereto, nor any event which, with notice or passage of time, or both, would constitute a material default, exists under any of the Contracts.

(c)        The Company has not received any written notice that any Person intends to cancel any of the Contracts, and to the Shareholder's knowledge no such cancellation is threatened.

(d)        Except as set forth on Schedule 3.22, all discounts, allowances, volume rebates or similar reductions in price, or "most favored customer" status or other price concession granted by the Company to any customer (i) with respect to sales generated on or before December 31, 2002, have been reflected in the Financial Statements and (ii) with respect to sales generated after December 31, 2002 will be reflected in the Closing Balance Sheet.  The Company is not a party to any agreement with a term greater than one (1) year guaranteeing the price of any of its products.

3.23.    Customers and Suppliers.  Within the last year, except as set forth on Schedule 3.23, (i) the Company has not engaged in any material disputes with any of its customers or suppliers, (ii) no customer has informed the Company that it intends to return any products purchased from the Company and (iii) to the knowledge of the Shareholder or the Company, no customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements with the Company.  The Company has not entered into any agreement or commitment with customers or suppliers, except in the Ordinary Course of Business.  Except as set forth on Schedule 3.23, none of the suppliers to the Company is the sole source of supply.

    3.24.    Insurance.

(a)        Schedule 3.24 sets forth a list and brief description (specifying the insurer and the policy number) of all material policies of insurance maintained by or for the benefit of the Company since March 1, 1998, including policies of all risk, general product liability, workers' compensation and employer's liability, and automobile liability, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an "occurrence" or "claims made" basis.

(b)        All such policies:

(i)         are in full force and effect;

(ii)        are sufficient for compliance with all material requirements of Law and of all applicable material agreements to which the Company is a party; and

(iii)       are valid, outstanding and enforceable policies with all premiums with respect thereto covering all periods up to and including the Closing Date having been paid.

(c)        The Shareholder shall use its best efforts to maintain, or cause the Company to maintain, in full force and effect, all such policies of insurance or comparable insurance coverage through the Closing Date.  Except as set forth in Schedule 3.24, since January 1, 1998:

(i)         The Company has not been denied any insurance coverage that it has requested, nor has any other Person been denied insurance coverage for any assets, liabilities, losses or other insurance risk of the Company;

(ii)        there is no default that would lead to the cancellation of any such policy or binder for non-payment thereunder, provided that Purchaser acknowledges that as of the Closing Date, the Company will no longer be an insured under the insurance policies listed on Schedule 3.24;

(iii)       there are no outstanding unpaid claims with respect to the Company under any such policy; and

(iv)       The Company has not received written notice from any of its insurance carriers of any surcharge or refusal to cover any insurance risk.  Schedule 3.24 also contains a list of all claims that have been made against any such policy with respect to the Company within the last five (5) years.

3.25.    Warranties.  Schedule 3.25 sets forth a true and complete description of all unexpired warranties and other guarantees provided to any customer by the Company in respect to products sold or services performed by the Company.

3.26.    Books and Records.  The books of account, minute books, stock record books and other records of the Company (the "Books and Records") are complete and correct in all material respects and have been maintained in accordance with sound business practices.  All material transactions related to the business of the Company have been reflected in the Books and Records.

3.27.    Affiliate Transactions.  Except as set forth in Schedule 3.27, no officer, director, employee or shareholder of the Company, or member of the immediate family of any such Person, or any entity in which any such Person or any member of the immediate family of any such person is an officer, director, trustee, partner or beneficial or record holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company other than payments of compensation, bonus, and dividends in the Ordinary Course of Business and reimbursement of ordinary and necessary business expenses.

3.28.    Banks, Brokers and Proxies.  Schedule 3.28 sets forth:

(a)        the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations; the name of each Person authorized by the Company to draw thereon or to have access to any safe deposit box or vault;

(b)        the purpose of each such account, safe deposit box or vault; and

(c)        the names of all Persons authorized by proxy, powers of attorney or other instruments to act on behalf of the Company in matters concerning its business or affairs.

            All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

3.29.    Environmental Matters.  Except as set forth on Schedule 3.29:

(a)        No Regulated Substances have been released by the Company at the Real Property. All Regulated Substances intended for use, used or generated by the Company at the Real Property have been and are currently used, stored, treated, disposed or otherwise managed by the Company in compliance with all Environmental Laws.

(b)        (i) the Company has complied and is in compliance with all Environmental Laws in all material respects, and (ii) the Company has not received any notice or report of (A) any release or threat of release of any Regulated Substances with respect to the Real Property; (B) any violation or alleged violation of any Environmental Laws; or (C) any liabilities or potential liabilities of the Company under Environmental Laws, including any investigatory, remedial or corrective obligations, relating to the Company, the Real Property or any other property or facility at any time owned, leased or used by the Company or any former subsidiary of the Company or any Person which has been merged into the Company.

(c)        The Company has obtained, complied with and is currently in compliance with all Licenses and Permits as may be required under applicable Environmental Laws to conduct its business.  All of such Licenses and Permits presently allow the conduct of the business of the Company as presently conducted.

(d)        The Company has disclosed to the Purchaser all environmental studies, reports, closure plans, permit applications and audits concerning the Real Property which are known to the Shareholder or the Company and are within the possession or control of either the Company or the Shareholder, including, but not limited to, any reports filed with any Governmental Authority that relate to any releases of Regulated Substances at the Real Property or any other property or facility at any time owned, leased or used by the Company or any former subsidiary of or any Person which has been merged into the Company.

(e)        No facts, events or conditions relating to the past or present operations of the Company or past or present facilities or properties owned, operated or occupied by the Company:

(i)         to the knowledge of the Shareholder, will prevent, hinder or limit the Company's continued compliance with Environmental Laws;

(ii)        to the knowledge of the Shareholder, will give rise to any investigatory, remedial or corrective obligations of the Company under Environmental Laws; or

(iii)       to the knowledge of the Shareholder, will give rise to any other claims against, liabilities or obligations of the Company under Environmental Laws, including, without limitation, any claims, liabilities or obligations relating to the Company's onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage in connection therewith.

(f)         None of the following (i) currently exists, or to the knowledge of the Shareholder, has in the past existed at the Real Property; or (ii) with respect to real property formerly owned or leased by the Company or any former subsidiary of the Company or by any Person that has been merged into the Company, existed at the time the Company owned, used or occupied such property or facility, or to the knowledge of the Shareholder, existed prior to the Company's ownership or tenancy:

(i)         underground storage tanks;

(ii)        asbestos containing material in any form or condition;

(iii)       materials or equipment containing polychlorinated biphenyls; or

(iv)       landfills, surface impoundments or other treatment areas, storage or disposal areas not maintained in compliance with applicable Environmental Law.

(g)        The Company has not, either expressly or by operation of law, through merger or otherwise, assumed or undertaken any liability of any other Person under or relating to Environmental Laws.

(h)        The Company has not caused the release of any Regulated Substances at site other than the Real Property and to the knowledge of the Shareholder and the Company, no wastes generated by the Company have been directly or indirectly sent, transported, transferred to, treated, stored or disposed of at any site listed or formally proposed for listing on the National Priorities List pursuant to CERCLA or any similar state list of sites requiring or recommended for investigation or cleanup.

(i)         There have never been any Actions (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) commenced against the Company or any Person for whom the Company could be adjudicated liable under any Environmental Laws or by contract or private agreement, with respect to any claim of injury or damage alleged to be caused by the exposure to, or the presence of asbestos and to the knowledge of the Shareholder and the Company, no such action is threatened.

3.30.    Inventory.  Except as otherwise reflected in the Financial Statements or on Schedule 3.30, all of the Inventory of the Company reflected in the Financial Statements or acquired by the Company since December 31, 2002 was acquired and has been maintained or sold in the Ordinary Course of Business of the Company; consists substantially of a quantity and condition usable or saleable in the Ordinary Course of Business of the Company; and is valued at the lower of cost or market, determined in accordance with generally accepted accounting principles consistently applied.  Except as set forth on Schedule 3.30, all of the Inventory is located at the Real Property.  Except as set forth on Schedule 3.30, the Company is not under any obligation to repossess or repurchase any Inventory in the possession of any third parties.  The Financial Statements reflect adequate reserves for (i) all Inventory for which there was no movement in the preceding twelve (12) months, and (ii) all Inventory in excess of a three (3) year supply.

3.31.    Products.  Except as set forth on Schedule 3.31, each of the products of the Company have been designed and manufactured to meet and comply with all applicable Laws and other standards and specifications promulgated by a Governmental Authority currently in effect in any jurisdiction in which the Company's products are sold.  Attached as Schedule 3.31 is a list of all jurisdictions in which any of the Company's products are currently certified as being compliant with applicable codes and standards and the products for which such certification  are in effect with respect to products currently being manufactured or which comprise a part of Inventory (the "Certified Products").  There are no publicly disseminated statements, citations or decisions by any Governmental Authority, or to the knowledge of the Shareholder, any Product Testing Laboratory, nor has the Company received notice of any statements, citations or decisions from any Governmental Authority or Product Testing Laboratory, stating that any of the products of the Company are unsafe or fail to meet any standards, whether mandatory or voluntary, promulgated by such Governmental Authority or such Product Testing Laboratory, nor have there been in the past ten (10) years (i) any mandatory or voluntary recalls of any Company product nor (ii) any field fix or retrofit of any product of the Company required because of a defect inherent in the design or manufacture of such product.  There has been no pattern of defects in the design or manufacture of any product designed or manufactured by the Company, nor any fact relating to any defect in such product that may impose a duty on the Company to recall any product or warn any customer of a defect in any product.

3.32.    Absence of Questionable Payments.  Neither the Shareholder or the Company nor any of its directors, officers, or employees, nor to the knowledge of the Shareholder or the Company, any agent of the Company has (i) used any corporate or other Company funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law or (ii) in connection with the Company or the business of the Company accepted or received any unlawful contributions, payments, expenditures or gifts.

3.33.    Brokerage.  There are no claims for brokerage commissions, finders' fees, investment bankers' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract, commitment or arrangement made by or on behalf of the Company or the Shareholder.

3.34.    Disclosure.  Neither this Agreement, any of the Shareholder Ancillary Documents, nor any of the Schedules or Exhibits hereto contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or thereunder in the light of the circumstances in which they were made not false or misleading.

3.35.        Disclaimer.  Except as expressly set forth in this Agreement, neither the Company nor the Shareholder make any representation or warranty, express or implied, at law or in equity, in respect of the Company, or its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the generality of the foregoing, Purchaser acknowledges that except as expressly set forth in this Agreement, neither the Company nor the Shareholder make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Company or its business operations.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Shareholder:

4.1.      Organization.  The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) is duly qualified and in good standing as a foreign corporation in good standing in each jurisdiction in which it leases or owns property or in which the conduct of its business requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease its assets and to operate and carry on its business as presently conducted.

4.2.      Authorization; Enforceability.  The Purchaser has full power and authority to enter into this Agreement and each of the other documents and instruments to be executed and delivered by it pursuant to this Agreement (the "Purchaser Ancillary Documents") and to consummate the transactions contemplated hereby and thereby.  The Purchaser has taken all action as and in the manner required by law, its certificate of incorporation, by-laws and organization documents, or otherwise to authorize the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents.  This Agreement is, and when executed and delivered the Purchaser Ancillary Documents will be, the valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with their respective terms, except that: (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3.      Authority; No Violation.  Neither the execution and delivery of this Agreement, the Purchaser Ancillary Documents, the purchase of the Shares nor the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents do and, on the Closing Date, will:

(a)        conflict with or result in any breach of any of the provisions of;

(b)        constitute a default under;

(c)        result in a violation of;

(d)        give any third party or Governmental Authority any interest or right, including, without limitation, the right to terminate, cancel or accelerate any obligation under; or

(e)        result in the creation of any lien, security interest, charge or other encumbrance upon the assets of the Purchaser under the provisions of the certificate of incorporation or by-laws of the Purchaser or any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Purchaser is bound or affected, or any Law to which the Purchaser is subject.

4.4.      Purchase for Investment.  The Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for resale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

4.5.      Actions and Proceedings.  There are no Actions pending, or to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates or their respective properties, assets, operations or businesses seeking to prevent the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents.

4.6.      Brokerage.  There are no brokerage commissions, finders' fees, investment bankers' fees or similar compensation due any Person in connection with the transactions contemplated by this Agreement based on any contract, commitment or arrangement made by or on behalf of the Purchaser.

4.7.      Sufficient Financing.  Purchaser has, and will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Final Purchase Price and any other amounts to be paid by it hereunder.

ARTICLE 5
COVENANTS OF THE SHAREHOLDER

5.1.      Confidential Information.  From and after the Closing, the Shareholder agrees that it will not, nor will it permit any of its Affiliates to make use of, divulge or disclose to any third party (other than the Purchaser or any agent or employee of the Purchaser) any information of a proprietary, secret or confidential nature related to the Company, except to the extent such information (a) is or becomes in the public domain through no breach by the Shareholder or its Affiliates of this covenant; or (b) is compelled to be disclosed by Law.  In the event that the Shareholder or its Affiliate becomes legally compelled to disclose any information of a proprietary, secret or confidential nature related to the Company, it will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not timely obtained, the Shareholder of its Affiliate will furnish only that portion of the information of a proprietary, secret or confidential nature which it is legally required to disclose.

5.2.      Non-Competition.

(a)        Except as provided in Section 5.2(b) and except for its performance of the Supply and Bailment Agreement in accordance with its terms, during the Non-Compete Period, the Shareholder agrees that it will not, and will cause each of its Affiliates not to, for any reason whatsoever, directly or indirectly, either individually or as an owner, partner, officer, director, manager, employee, lender or otherwise, engage in any Competitive Business anywhere in the United States of America.  The ownership by the Shareholder of up to 5% of any class of securities of any company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of this covenant.

(b)        Notwithstanding the provisions of Section 5.2(a), during the Non-Compete Period, the Shareholder and/or its Affiliates (the "Acquirer") may acquire, directly or indirectly, a business which would otherwise violate the restrictions contained in Section 5.2(a) (a "Target Company") provided that the sales of the Target Company (based on the Target Company's latest financial statements) attributable to a Competitive Business (the "Target Competitive Business") (i) do not exceed $10,000,000, and (ii) do not comprise more than 15% of the total sales of the Target Company, and provided, further, that in the event such an acquisition is consummated at any time during the Non-Compete Period, an Acquirer shall divest itself of its interest in the portion of the Target Company which primarily relates to the Target Competitive Business within eighteen (18) months of the date of such consummation (the "Divestiture Period").

(c)        Within thirty (30) days following the consummation of an acquisition of a Target Company during the Non-Compete Period, the Acquirer shall provide written notice to the Purchaser describing the material terms and conditions of such transaction as it relates to the Target Competitive Business.  The Acquirer shall afford the Purchaser and its representatives access, on a confidential basis, to such information regarding the Target Competitive Business as the Purchaser may reasonably request, provided that the Purchaser expresses, in good faith, its interest in a potential acquisition of the Target Competitive Business.

(d)        The Purchaser shall have a right of first offer to purchase the Target Competitive Business, exercisable by its delivery of a written notice (an "Offer Notice") to the Shareholder within ninety (90) days of the Purchaser's receipt of the Acquirer's written notice described in subparagraph 5.2(c).  If the Purchaser delivers an Offer Notice within such ninety (90) day period, the Acquirer may accept or reject the offer set forth in the Offer Notice.  If the Acquirer rejects the Offer Notice, or if the Purchaser fails to send an Offer Notice within the proscribed ninety (90) day period, the Acquirer may sell the Target Competitive Business to a third party during the Divestiture Period, subject to the Purchaser's right of first refusal set forth in Section 5.2(e).

(e)        If the Acquirer receives a bona fide offer from a third party (a "Proposed Transferee") to purchase a Target Competitive Business which was acquired during the Non-Compete Period, the Acquirer shall send a written offer (a "Third Party Offer") to sell such Target Company Competitive Business to the Purchaser on terms and conditions, including price, not less favorable to the Purchaser than those on which the Acquirer proposes to sell such Target Company Competitive Business to the Proposed Transferee.  The Third Party Offer shall disclose (i) the identity of the Proposed Transferee, (ii) the structure of such sale, including whether such sale is to be structured as a sale of stock, a sale of assets or otherwise, (iii) the terms and conditions (including price) of the proposed sale, and (iv) any other material facts relating to the proposed sale. If the Purchaser desires to purchase the Target Competitive Business, the Purchaser shall deliver a written notice to the Shareholder within sixty (60) days of the Purchaser's receipt of the Third Party Offer and the Purchaser shall be entitled to purchase the Target Competitive Business on the terms and conditions set forth in the Third Party Offer.  If the Purchaser fails to deliver such notice within such sixty (60) day period, the Acquirer may sell the Target Competitive Business to the Proposed Transferee at any time prior to the sooner to occur of (x) the date one hundred and eighty (180) days after the date the Third Party Offer was received by the Purchaser or (y) the end of the Divestiture Period.  Any sale to a Proposed Transferee shall be at a purchase price and upon other terms and conditions not more favorable to the Proposed Transferee than those specified in the Third Party Offer.  If such sale is not completed for any reason, the Target Competitive Business will continue to be subject to the requirements of this Section 5.2(e).  Notwithstanding Shareholder's right to own a Target Company engaged in a Target Competitive Business, at no time during the Non-Compete Period shall the Shareholder solicit any new customers to do business with the Target Competitive Business who are then customers of the Building Products Group or the Company or who have been customers of the Company or the Building Products Group within the twelve month period prior to such solicitation.

(f)         The Purchaser may assign its right to acquire a Target Competitive Business  under Sections 5.2(c) and 5.2(e) to any of its Affiliates at the time of such acquisition.

(g)        The Shareholder shall not and shall not permit any of its Affiliates to: (i) during the three (3) year period commencing on the Closing Date, induce or attempt to induce any employee of any Person in the Ventilation Group to leave the employ of such Person in the Ventilation Group, or in any way interfere with the relationship between any Person in the Ventilation Group and any employee thereof; (ii) during the five (5) year period commencing on the Closing Date, hire directly or indirectly Jeffery Hansen or Michael Daniels without the written consent of the Company; (iii) during the three (3) year period commencing on the Closing Date, hire directly or indirectly any other person who was an employee of any Person included in the Ventilation Group, or any employee of GSC or its Affiliates who had contact with Shareholder or its Affiliates (or any of their employees) in connection with the acquisition of the Company by the Purchaser pursuant to this Agreement for a period of two (2) years after the time such employee's employment was terminated with any Person in the Ventilation Group or GSC or its Affiliates, as the case may be; or (iv) during the ten (10) year period commencing on the Closing Date, induce or attempt to induce any customer, supplier, licensee or other business relation of any Person in the Ventilation Group to cease doing business with any Person in the Ventilation Group or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of any Person in the Ventilation Group.

(h)        Notwithstanding anything in this Section 5.2 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 5.2 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Shareholder and the Purchaser agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible.  The Shareholder agrees that the restrictions contained in this Section 5.2 are reasonable in all respects.

5.3.      Further Assurances.  Subject to the terms and conditions herein provided, the Shareholder agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Shareholder Ancillary Documents as expeditiously as practicable.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholder Ancillary Documents or the Purchaser Ancillary Documents, the Shareholder agrees to take all such necessary action, without expense to the Shareholder, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the Purchaser to complete or perfect the transactions contemplated hereby or thereby.  The obligations of the Shareholder under this Section 5.3, shall survive the Closing without limitation as to time.

5.4.      Injunctive Relief.  The parties acknowledge and agree that damages in the event of a breach of any of the provisions of Sections 5.1, 5.2 or 5.3 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach.  The Shareholder further agrees that the Purchaser shall not be required to post a bond or other security in connection with the issuance of any such injunction.

5.5.      Consents and Conditions.  The Shareholder will at its own cost and expense:

(a)        obtain any required shareholder and/or Board of Directors approval of the transactions contemplated by this Agreement and the Shareholder Ancillary Documents;

(b)        use its best efforts to obtain any required third-party and governmental consents to the transactions contemplated by this Agreement and the Shareholder Ancillary Documents; and

(c)        use its best efforts to cause each of the conditions to the obligations of the Purchaser and the Shareholder hereunder (as more particularly set forth in ARTICLE 9 and ARTICLE 10) to be satisfied.

5.6.      Cooperation in Third-Party Litigation.  After the Closing Date, the Shareholder agrees, at no expense to it, to provide such cooperation as the Purchaser or its counsel may reasonably request in connection with:

(a)        any proceedings related to the Company and/or any of its assets which are hereafter pending or threatened and to which the Company, the Purchaser and/or any Affiliate of any of them is a party, and

(b)        any proceedings for which the Shareholder is entitled to indemnification from the Purchaser under Section 11.2.

Such cooperation shall include, but not be limited to, making employees of the Shareholder available upon the reasonable request and at the expense of the Purchaser or its counsel to consult with and assist the Purchaser and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.

The obligations of the Shareholder under this Section 5.6 shall survive the Closing without limitation as to time.

5.7.      Cooperation in Insurance Claims.  After the Closing Date, the Shareholder agrees, at no expense to the Shareholder, to provide such cooperation as the Purchaser or its counsel may reasonably request in connection with making any claim against any insurance policy under which the Company was insured prior to the Closing relating to any pending or threatened Action involving the Company, or for any loss, or damage incurred by the Company which are reasonably likely to be covered by such policy, whether or not such losses are Indemnifiable Losses.

                        The obligations of the Shareholder under this Section 5.7 shall survive the Closing without limitation as to time.

5.8.      Cooperation in SEC Filings.  After the Closing, the Shareholder agrees, at no expense to the Shareholder, to provide such cooperation as the Purchaser, its accountants or counsel may reasonably request in order to permit GSC to complete its required filings with the United States Securities and Exchange Commission, including any financial statements of the Company which must be included in such filings.  Such cooperation shall include, but not be limited to, providing financial and other information and documentation with respect to the Company as may be necessary for GSC to complete such filings.

                        The obligations of the Shareholder under this Section 5.8 shall survive the Closing until the expiration of the applicable statutory period of limitations with respect to any liabilities of the Company and/or GSC relating thereto, and if there is no statutory period applicable thereto, for a period of five (5) years.

5.9.      UCC Releases.  The Shareholder shall cause terminations of the financing statements filed against the Company with respect to the interest of Citibank, N.A. in the Accounts Receivable of the Company to be filed as soon as practicable after the Closing.

            5.10.    Outstanding Checks.  Shareholder represents that no checks have been cut or mailed by the Company since Friday, April 25, 2003, without the Purchaser's prior consent.  The Shareholder shall pay or cause to be paid upon presentation prior to August 1, 2003, all of the Outstanding Checks.  The Shareholder will not be required to honor any Outstanding Check presented on or after August 1, 2003.    Shareholder shall deliver to the Purchaser a list of all checks which it reasonably believes are Outstanding Checks on the Closing Date.  On a monthly basis the Shareholder shall provide the Purchaser with a list of the Outstanding Checks that have cleared that month.  By August 15, 2003, the Shareholder and the Purchaser shall calculate the difference between the amount paid to the Shareholder for the Outstanding Checks at the Closing and the aggregate amount actually paid by the Shareholder for such checks upon presentation prior to August 1, 2003.  In the event the amount paid by the Purchaser at Closing exceeds the aggregate amount Shareholder paid for such checks upon presentation the Shareholder shall reimburse the Purchaser for such overage by August 31, 2003.  If the amount paid by the Purchaser at Closing was less than the amount paid by the Shareholder for such checks upon presentation prior to August 1, 2003, the Purchaser shall pay such shortfall to the Shareholder by August 31, 2003.

ARTICLE 6
COVENANTS OF THE PURCHASER

6.1.      Consents and Conditions.  The Purchaser will, at its own expense, obtain any required shareholder and Board of Directors approval of the transactions contemplated herein and in the Purchaser Ancillary Documents and will use its best efforts, at its own cost and expense (but only as to items which are properly for the account of the Purchaser), to:

(a)        obtain any required third-party and governmental consents to the transactions contemplated by this Agreement and the Purchaser Ancillary Documents; and

(b)        cause each of the conditions to the obligations of the Purchaser hereunder (as more particularly set forth in ARTICLE 9 and ARTICLE 10) to be satisfied.

6.2.      Cooperation in Third-Party Litigation.  After the Closing Date, the Purchaser agrees, at no expense to the Purchaser, to provide such cooperation as the Shareholder or its counsel may reasonably request in connection with:

(a)        any proceedings relating to the Company which are hereafter pending or threatened and to which the Shareholder is a party; and

(b)        any proceedings for which the Purchaser is entitled to indemnification from the Shareholder under Section 11.1.

Such cooperation shall include, but not be limited to, making employees of the Purchaser available upon the reasonable request and at the expense of the Shareholder or its counsel to consult with and assist the Shareholder and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings and making the Books and Records of the Company for periods prior to the Closing Date available to the Company for copying at reasonable times.

            The obligations of the Purchaser under this Section 6.2 shall survive the Closing without limitation as to time.

6.3.      Further Assurances.  Subject to the terms and conditions herein provided, the Purchaser agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Purchaser Ancillary Documents as expeditiously as practicable.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholder Ancillary Documents or the Purchaser Ancillary Documents, the Purchaser agrees to take all such necessary action, without expense to the Purchaser, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the Shareholder to complete or perfect the transactions contemplated hereby or thereby.  The Purchaser further agrees to assist the Shareholder, at the Shareholder's expense, in collecting from employees of the Company and delivering promptly thereafter to the Shareholder, American Express Cards, cellular telephones, telephone calling cards and "P-Cards" owned or leased by the Shareholder or an Affiliate of the Shareholder and not by the Company.

            The obligations of the Purchaser under this Section 6.3 shall survive the Closing without limitation as to time.

6.4.      Cooperation in Insurance Claims.  After the Closing Date, the Purchaser agrees, at no expense to the Purchaser, to provide such cooperation as the Shareholder or its counsel may reasonably request in connection with making any claim against any insurance policy under which the Company is insured on or after the Closing relating to any pending or threatened Action involving the Shareholder relating to the Company, or for any loss, or damage incurred by the Shareholder relating to the Company which is reasonably likely to be covered by such policy, whether or not such losses are Indemnifiable Losses.

            The obligations of the Purchaser under this Section 6.4 shall survive the Closing without limitation as to time.

ARTICLE 7
ADDITIONAL COVENANTS

7.1.      Expenses; Brokers.  Except as otherwise provided herein, each party to this Agreement shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereunder, including the fees of any attorneys, accountants or others engaged by such party (and the Shareholder shall pay the expenses of the Company).

            The obligations of the Purchaser under this Section 7.1 shall survive the Closing without limitation as to time.

7.2.      Record Retention.  The Purchaser shall cause the Company to retain the Books and Records and, unless otherwise consented to in writing by the Shareholder, the Purchaser shall not, for a period of at least ten (10) years or, in the case of tax records, seven (7) years after the Closing Date, destroy or otherwise dispose of the Books and Records, provided, however, if the Shareholder or the Company is bound by any agreement obligating that any portion of such Books and Records be retained for a longer period, and notice of such obligation and the length thereof shall have been given by the Shareholder to the Purchaser, the Company shall retain such portion of the Books and Records for the period designated in such agreement.  During the period the Books and Records are required to be preserved and kept by the Purchaser pursuant to the foregoing provisions, duly authorized representatives of the Shareholder shall, upon reasonable prior notice, have access thereto during normal business hours to examine, inspect and copy the Books and Records.

7.3.      Public Announcements.  No party hereto shall make any press release or public announcement, including announcements by any party hereto for general reception by or dissemination to the employees, agents, customers or suppliers of the Company, with respect to the transactions contemplated hereby without the prior consent of the other parties; provided, however, that (i) each party may make any disclosure or announcement which such party, in the opinion of its counsel, is obligated to make pursuant to applicable Law, in which case, if possible, such party shall consult with the other parties prior to making such disclosure or announcements; (ii) each party may disclose any matters it deems appropriate to its financial sources, and financial, legal and other advisors involved with the transactions contemplated hereby, and (iii) upon consummation of the transactions contemplated hereby, each party may make any disclosure or announcement it desires relating to such transactions (except as to any proprietary or confidential information of the other party) provided, however, that such party shall provide the other party with the text of such proposed disclosure or announcement sufficiently in advance of its publication to allow the other party to comment.  At the Purchaser's request, and at mutually agreeable times, the Shareholder shall provide reasonable access to the employees of the Company to permit the Purchaser to introduce themselves and explain any transitional procedures or otherwise in order to facilitate the transfer of the ownership of the Company to the Purchaser.

7.4.      Tax Matters.  The following provisions shall govern the allocation of responsibility as among the Purchaser, the Company and the Shareholder for certain Tax matters following the Closing Date:

(a)        Tax Periods Ending on or Before the Closing Date.  The Shareholder shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Closing Tax Periods which are filed after the Closing Date.  The Shareholder shall permit the Purchaser to review and comment on such returns prior to filing and shall make such revisions as are reasonably requested by the Purchaser.  Except as otherwise required by applicable Law, such Tax Returns shall be prepared in a manner consistent with Tax Returns prepared and filed by the Company prior to the Closing Date. The Purchaser shall reimburse the Shareholder for Taxes of the Company, to the extent such Taxes were accrued on the Closing Balance Sheet, with respect to such periods within fifteen (l5) days of payment by the Purchaser and/or the Company of such Taxes to the extent such Taxes are not accrued on the Closing Balance Sheet.

(b)        Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. Except as otherwise required by applicable Law, such Tax Returns shall be prepared in a manner consistent with Tax Returns prepared and filed by the Company prior to the Closing Date.  The Shareholder shall pay to the Purchaser within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not accrued on the Closing Balance Sheet.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

(c)        Tax Periods Beginning on the Closing Date and Ending on December 31, 2003.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns of the Company for the tax period which begins on the Closing Date and ends on December 31, 2003. Except as otherwise required by applicable law, such income Tax Returns shall be prepared in a manner consistent with income Tax Returns prepared and filed prior to the Closing Date.

(d)        Disallowed Deductions.

(i)         If, in connection with any audit or other investigation by any taxing authority of any Taxes payable by the Shareholder for any Pre-Closing Tax Period (x) any deduction claimed by the Shareholder with respect to any such Pre-Closing Tax Period is disallowed by the taxing authority conducting such audit or investigation and (y) the taxing authority which is conducting such audit or investigation agrees that the Purchaser or the Company will be permitted to use such deduction for purposes of calculating the Taxes due and payable by the Purchaser or the Company with respect to any period ending after the Closing Date (any such deduction being hereinafter referred to as a "Shareholder's Disallowed Deduction"), then the Purchaser agrees to pay to the Shareholder an amount equal to the amount of the Shareholder's Disallowed Deduction multiplied by the applicable tax rate of the Purchaser or the Company, as the case may be, in the jurisdiction in which such Tax audit or investigation is being conducted and in the year the Shareholder's Disallowed Deduction may be used by the Purchaser or the Company, no later than thirty (30) days following the date on which the applicable taxing authority issues a written statement which indicates that the Shareholder' Disallowed Deduction may not be used by the Shareholder in connection with their calculation of the Taxes payable for periods ending on or before the Closing Date but may be used for purposes of calculating the Taxes payable by the Purchaser or the Company for any period ending after the Closing Date. The Shareholder will provide the Purchaser with such information as may be reasonably requested by the Purchaser in order to enable the Purchaser to use the Shareholder's Disallowed Deduction and file a claim for a tax refund for any tax period ending after the Closing Date in which the Shareholder's Disallowed Deduction may be used.

(ii)        If in connection with any audit or other investigation by any taxing authority of any Taxes payable by the Purchaser or the Company for any period following the Closing Date (x) any deduction claimed by the Purchaser or the Company with respect to any such Post-Closing Tax Period is disallowed by the taxing authority conducting such audit or investigation and (y) the taxing authority which is conducting such audit or investigation agrees that the Shareholder will be permitted to use such deduction for purposes of calculating the Taxes due and payable by it with respect to any Pre-Closing Tax Period (any such deduction being hereinafter referred to as a "Purchaser's Disallowed Deduction"), then the Shareholder agrees to pay to the Purchaser an amount equal to the amount of the Shareholder Tax Benefit (as defined below) to the Shareholder no later than thirty (30) days following the date on which the applicable taxing authority issues a written statement which indicates that the Purchaser's Disallowed Deduction may not be used by the Purchaser or the Company in connection with their calculation of the Taxes payable for any Post-Closing Tax Period but may be used for purposes of calculating the Taxes payable by the Shareholder for any Pre-Closing Tax Period.  The Purchaser will provide the Shareholder with such information as may be reasonably requested by the Shareholder in order to enable the Shareholder to use the Purchaser's Disallowed Deduction and file a claim for a tax refund for any tax period ending on or prior to the Closing Date in which the Purchaser's Disallowed Deduction may be used.  As used herein, "Shareholder Tax Benefit" shall mean, for each Shareholder, the amount of the Purchaser's Disallowed Deduction allocable to the Shareholder multiplied by the tax rate of the Shareholder in the jurisdiction in which the above-described Tax audit or investigation is being conducted and in the year the Purchaser's Disallowed Deduction may be used by the Shareholder.

(e)        Tax Refunds. The Purchaser acknowledges and agrees that any and all refunds of any Taxes paid by the Shareholder or the Company, respectively, in connection with all periods ending on or before the Closing Date shall be the property of the Shareholder to the extent any such refund is not reflected on the Closing Balance Sheet and such refunds, including interest thereon paid by any taxing authority, net of any additional Taxes imposed on the Purchaser or the Company for any period occurring after the Closing Date and which are attributable to the receipt of such refunds, shall be paid by the Purchaser to the Shareholder promptly after such refund is either received or credited against such liability of the Purchaser or the Company for Taxes.  The Purchaser agrees that neither the Purchaser nor the Company has any right to carry back any loss incurred by the Company after the Closing Date to any period ending on or before the Closing Date.

(f)         Cooperation on Tax Matters.  The Purchaser, the Company and the Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser and the Shareholder agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

(g)        Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of Shares pursuant to this Agreement shall be paid by the Shareholder when due, and the Shareholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)        Section 338(h)(10) Election.  At Purchaser's request, Shareholder will join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign law, collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder.  Shareholder will pay any Taxes resulting from the making of the Section 338(h)(10) Election, but Purchaser will reimburse Shareholder on a dollar-for-dollar basis for all such Taxes in excess of the Taxes for which Shareholder would have been liable in the absence of a Section 338(h)(10) Election (the "Section 338(h)(10) Tax Reimbursement"), including any incremental Tax liability of Shareholder as a result of Shareholder's receipt of the Section 338(h)(10) Tax Reimbursement.  Notwithstanding the date on which the Section 338(h)(10) Election is made, Purchaser will pay Shareholder the Section 338(h)(10) Reimbursement no later than five (5) business days prior to each date on which Shareholder is required to pay its Taxes with respect to the Section 338(h)(10) Election hereunder.  Payment of the Section 338(h)(10) Tax Reimbursement shall be made in immediately available funds by wire transfer to the bank account designated by the Shareholder.  The Shareholder and the Purchaser will agree on the allocation of the Purchase Price and will file all forms and tax returns in a manner consistent with the agreed upon allocation.

7.5.      Warranty Obligations.  Following the Closing, the Purchaser shall cause the Company to pay, perform and discharge pursuant to the terms of the warranties issued by the Company prior to the Closing Date the warranty obligations incurred by the Company with respect to products manufactured, or services performed, by the Company prior to the Closing Date (the "Pre-Closing Warranty Obligations").  Products will be deemed to be manufactured prior to the Closing Date if, prior to the Closing Date, such products (a) were completed and in finished goods inventory or (b) were sold, on display, loan or being used as demonstration products.  The costs and expenses incurred by the Company in the performance of Pre-Closing Warranty Obligations means only (i) parts replacement labor costs, (ii) parts replacement materials cost, and (iii) an administration fee equal to 10% of (i) and (ii) ("Warranty Expenses").  Within thirty (30) days of receipt of an invoice from the Company, together with appropriate supporting documentation in sufficient detail for Shareholder to verify the Warranty Expense to be reimbursed, the Shareholder shall reimburse the Company for such invoiced Warranty Expenses.

            Notwithstanding the foregoing, the Company shall not be entitled to reimbursement for any Warranty Expenses relating to Pre-Closing Warranty Obligations hereunder in any Warranty Year until such time as the Warranty Expenses incurred in such Warranty Year by the Company, Purchaser or their Affiliates for Pre-Closing Warranty obligations exceeds Fifty Thousand Dollars ($50,000), at which time the Purchaser shall be entitled to reimbursement for such Warranty Expenses sustained, incurred or required to be paid by the Purchaser in excess of Fifty Thousand Dollars ($50,000).  "Warranty Year" means the twelve (12) month period commencing on May 1 and ending on April 30.

            In the event that the Shareholder disputes the amount of the Company's invoice for reimbursement, the Shareholder shall notify the Company of the basis of the dispute prior to the time such reimbursement would otherwise be due.  The Shareholder shall have a period of thirty (30) days thereafter to review and audit the Company's records with respect to the disputed claim.  During the additional thirty (30) days thereafter, the Company and the Shareholder shall negotiate in good faith to resolve such disputed claim.

            The Purchaser shall cause the Company to keep complete, true and accurate records of Pre-Closing Warranty Obligations and Warranty Expenses incurred by it in connection therewith in sufficient detail to enable the accuracy of Purchaser's demand for reimbursement to be established and shall permit the inspection by the Shareholder and its agents or other representative of any records in the possession of the Company and/or the Purchaser regarding Pre-Closing Warranty Obligations and Warranty Expenses.  Any such inspection shall be on reasonable notice to the Purchaser, during normal business hours, for the sole purpose of verifying the correctness of the Company's or the Purchaser's demand for reimbursement under this Section 7.5.

            The Purchaser's obligations to keep records and make such records available to the Shareholder and the Shareholder's obligations under this Section 7.5 shall survive until June 30, 2008, provided, however, the obligation to reimburse the Purchaser for any Warranty Expenses relating to Pre-Closing Warranty Obligations for which Purchaser invoiced for reimbursement prior to the expiration of such Warranty Period, shall survive until the Purchaser shall have been paid in full for such Warranty Expenses.

7.6.      Limited Right to Use "CertainTeed" Name and Trademark.

(a)        Schedule 7.6 identifies any trademark or tradename owned by Shareholder or an Affiliate thereof that is used by the Company in connection with its business (collectively or individually as the context requires, the "Shareholder Trademarks").  Except as otherwise provided in the Building Solutions Agreement, after the Closing Date, Purchaser shall not permit the Company to use any of the Shareholder Trademarks, except as follows:

(i)         The Company shall have the right to use packaging, labeling, containers, supplies, advertising and marketing materials, warranties, stationery and any similar materials bearing any of the Shareholder Trademarks existing on the Closing Date for a period of one hundred eighty (180) days after the Closing.  Purchaser shall not reorder any such materials containing the Shareholder Trademarks after the existing supply has been exhausted unless the supply of such materials at the time of Closing was not sufficient for use by the Company until the time such material could reasonably be obtained after the Closing by the Company without the Shareholder Trademark.

(ii)        The Company shall have the right to use the Shareholder Trademarks on buildings, cars, trucks and fixed assets after the Closing until December 31, 2003, however, Purchaser agrees to cause the Company to use its best efforts to cease such use of the Shareholder Trademarks within sixty (60) days after the Closing Date.

(iii)       The Company may permit employees of the Company to use existing business cards containing the Shareholder Trademarks until June 30, 2003, however, Purchaser shall cause the Company to use its best efforts to cease using the Shareholder Trademarks on business cards of Company employees within thirty (30) days after the Closing Date.

(iv)       The Company shall be permitted to manufacture and sell Certified Products imprinted with the name or logo "CertainTeed" until December 31, 2003, provided, however, in the event that the Company has not obtained, through no fault of the Company, a Certification of Compliance in the Company's name for any Certified Product by December 31, 2003, it shall be permitted to continue to manufacture and sell such Certified Products imprinted with the "CertainTeed" name or logo during the period it is diligently pursuing such Certification of Compliance and until such Certification of Compliance is received.

(v)        The Company shall be permitted to sell all products in Inventory as of the Closing Date which are marked with the name and logo "CertainTeed" until all such products have been sold or otherwise disposed of.  From the Closing until December 31, 2003, the Purchaser shall be entitled to manufacture products using molds imprinted with the name and logo "CertainTeed" as of the Closing Date, and shall be permitted to sell such products, and products manufactured prior to the Closing Date, encrypted with the name and logo "CertainTeed" during such period and thereafter until all such products have been sold or otherwise disposed of.

(b)        Purchaser shall cause the Company to comply with all applicable Laws in any use of any of the Shareholder Trademarks.  Purchaser acknowledges and agrees that nothing contained herein shall give to Purchaser or the Company any right, title, and interest in and to the Shareholder Trademarks (except the limited right to use the Shareholder Trademarks in accordance with the terms of this Agreement), that the Shareholder Trademarks are the sole and exclusive property of Shareholder, and that any and all uses by Purchaser or the Company of the Shareholder Trademarks, including all goodwill created thereby, shall inure solely to the benefit of Shareholder.  Purchaser recognizes the distinctiveness, validity, originality, value, goodwill and sole ownership by Shareholder of the Shareholder Trademarks and the goodwill of the business in connection with which the Shareholder Trademarks are used and agrees to neither raise nor cause to be raised any question concerning, or objections to, the validity of the Shareholder Trademarks or any registrations thereof, or the right or title of Shareholder thereto on any grounds whatsoever, and to not aid others to do so.

7.7.      Company Trademarks.

(a)        For the period commencing on the Closing Date and ending on December 31, 2005, the Shareholder shall be permitted to use the "Air Vent" name and the names of Air Vent products (the "Company Trademarks") in its marketing materials, sample boards, product literature and application manuals for roofing products, in a manner consistent with the manner such names were used by the Shareholder in its marketing materials, sample boards, product literature and application manuals for roofing products prior to the Closing.  No change shall be made in the manner of presentation or use of such names without the prior consent of the Company, which may be withheld by the Company in its sole discretion.  The Shareholder may discontinue such use at any time prior to December 31, 2005.

(b)        The Shareholder shall comply with all applicable Laws in any use of any of the Company Trademarks.  Shareholder acknowledges and agrees that nothing contained herein shall give to Shareholder any right, title, and interest in and to the Company Trademarks (except the limited right to use the Company Trademarks in accordance with the terms of this Agreement), that the Company Trademarks are the sole and exclusive property of Company, and that any and all uses by Shareholder of the Company Trademarks, including all goodwill created thereby, shall inure solely to the benefit of Company.  The Shareholder recognizes the distinctiveness, validity, originality, value, goodwill and sole ownership by Company of the Company Trademarks and the goodwill of the business in connection with which the Company Trademarks are used and agrees to neither raise nor cause to be raised any question concerning, or objections to, the validity of the Company Trademarks or any registrations thereof, or the right or title of Company thereto on any grounds whatsoever, and to not aid others to do so.

7.8.      Transitional Cooperation.

(a)        The Shareholder agrees to make John Smrcina available to the Company at such times and such locations as the Company may reasonably request, to assist the Company in transitioning ownership and financial operations following the Closing; provided that (i) Mr. Smrcina is then employed by the Shareholder or one of its Affiliates located in the United States; (ii) the Company reimburses the Shareholder for all reasonable travel costs incurred by Mr. Smrcina in connection with providing such assistance; and (iii) the maximum number of days that the Shareholder shall be obligated to make Mr. Smrcina available to the Company shall be twenty-one (21) business days during the three (3)  months immediately following the Closing.

(b)        The Purchaser agrees to cause the Company to make Jeffery Hansen available to the Shareholder at such times and such locations as the Shareholder may reasonably request provided that (i) such employee is then employed by the Company or one of its Affiliates located in the United States; (ii) the Shareholder reimburses the Company for all reasonable travel costs incurred by Mr. Hansen in connection with providing such assistance; and (iii) the maximum number of days that the Company shall be obligated to make Mr. Hansen available to the Shareholder shall be 1 day per month during the six months immediately following the Closing.

7.9.      Letter of Credit.  The Shareholder shall permit the Letter of Credit  (the "Letter of Credit") issued by JPMorgan Chase Bank, Documentary Credit Number B-234259, to remain in place for the lesser of thirty (30) days or until such time as the Company or its Affiliates can obtain a substitute letter of credit.  The Purchaser shall cause a substitute letter of credit to be issued and delivered to the beneficiary thereof, DM (Asia) Limited, and the Letter of Credit to be cancelled and returned to the Shareholder or its Affiliates within such thirty (30) day period.

            In lieu thereof, Purchaser and the Shareholder shall execute an Assignment and Assumption Agreement with JPMorgan Chase Bank with respect to the assignment of the Letter of Credit from the Shareholder to Purchaser (including the release of Parent thereunder) in a form reasonably acceptable to all parties thereto.

            The covenants set forth in this Section 7.9 shall survive for a period of six months after the cancellation and return to the Shareholder of the Letter of Credit, or the execution and delivery by all parties of the Assignment and Assumption Agreement.

ARTICLE 8
COVENANTS REGARDING EMPLOYEE BENEFITS

8.1.      Benefits Following the Closing Date.  The Purchaser or its Affiliates shall cause Employees to receive credit for periods of service from such Employees' most recent date of hire (or deemed most recent date of hire), with the Shareholder, the Company or their respective Affiliates (to the extent such service is being treated as credited service under the corresponding plans of the Shareholder, the Company or their respective Affiliates as of the Closing Date), for purposes of eligibility and vesting under the current employee benefits plans of the Purchaser or its Affiliates.  For purposes of the employee benefit plans of the Purchaser or its Affiliates, as applicable, the Purchaser shall cause to be waived, to the extent permissible under any such plan, any limitations as to pre-existing conditions or waiting periods with respect to participation and coverage requirements applicable to each employee of the Company who remains employed by the Company on and after the Closing Date (an "Employee"), to the extent corresponding conditions or waiting periods, if any, under the applicable Shareholder Plan or Company Plan have been satisfied by such Employee as of the Closing Date.  The dollar amount of all expenses incurred by Employees and their eligible dependents prior to the Closing Date and during the plan year in which the Closing Date occurs shall be taken into account for purposes of satisfying such plan year's deductible and coinsurance requirements and satisfaction of out-of-pocket provisions, under any welfare benefit plan applicable to the Company that is maintained by the Purchaser or its Affiliates.

8.2.      Air Vent Inc. Profit-Sharing Plan.   The Shareholder shall take all actions necessary: (i) to permit Employees to elect to take distributions (subject to applicable Law) of their accounts under the Air Vent Inc. Profit-Sharing Plan (the "Profit-Sharing Plan") in accordance with the terms of such Plan (and subject to any outstanding loan); and (ii) to the extent Employees so elect, to roll over the account balances received from the Profit-Sharing Plan to an individual retirement account or to a defined contribution retirement plan qualified under Section 401(a) of the Code and maintained by the Purchaser or one of its Affiliates.  The Purchaser shall cause its 401(k) plan to accept such rollovers (including any outstanding loans), provided the Purchaser receives evidence reasonably acceptable to it that the Profit-Sharing Plan is qualified under the applicable provisions of the Code.

8.3.      Nonqualified Deferred Compensation.  As of the Closing Date, any Employees participating in the Saint-Gobain Corporation Deferred Compensation Plan (the "Deferred Compensation Plan") shall not be entitled to make any further salary deferrals.  Such Employees' account balances shall be paid to them by Shareholder's Affiliates in accordance with their elections prior to the Closing Date and the terms of the Deferred Compensation Plan.  Shareholder and its Affiliates shall retain the liability for any deferred compensation benefits payable to the Employees under the Deferred Compensation Plan.

8.4.      Shareholder's Salaried Pension Plan and Retiree Medical Plan.  As of the Closing Date, any Employees then participating in the Saint-Gobain Corporation Employees Pension Plan will be treated by the Shareholder as "terminated and vested".  The Shareholder will be responsible for causing the Saint-Gobain Employees Pension Plan to pay any benefits to which such Employees are eligible in accordance with the provisions of the Saint-Gobain Corporation Employees Pension Plan.  The Shareholder will be also be responsible for causing the CertainTeed Corporation Retiree Medical Plan to pay any benefits to Employees or former Employees of the Company who, as of the Closing Date, are eligible and have qualified for the receipt of benefits under the CertainTeed Corporation Retiree Medical Plan.

8.5.      Welfare Claims.  Shareholder shall assume and be responsible for (i) claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred prior to the Closing Date by Employees, and (ii) claims relating to "COBRA" coverage attributable to "qualifying events" occurring prior to the Closing Date with respect to any Employees and their beneficiaries and dependents.  The Purchaser shall be solely responsible for, (i) disability benefits and workers compensation benefits for Employees for claims incurred on and after the Closing Date, and (ii) claims relating to COBRA coverage attributable to "qualifying events" occurring on or after the Closing Date with respect to Employees and their beneficiaries and dependents.  For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred on or prior to the Closing Date.  A disability or workers compensation claim shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date.

8.6.      COBRA and Medical and Dental Coverage.  Promptly upon completion of the Closing, the Shareholder shall cause to be delivered to each of the Employees a notice pursuant to Section 4980 of the Code (the "COBRA Notice") permitting each Employee the right to elect to continue coverage under the Shareholder's medical and dental plans for a period of up to two (2) months following the Closing Date.  The Shareholder shall not charge the Employee for the cost of premiums payable with respect to such continued coverage, but such cost, not to exceed rates chargeable to such Employees under COBRA plus any fees charged by Citistreet to the Shareholder in connection therewith, shall be paid by the Purchaser.  The Purchaser shall pay for the first month of such premiums and expenses on the Closing Date.  The Purchaser shall pay for the second months' premiums and expenses, if the Purchaser elects to continue such coverage arrangement for the second month, prior to June 1, 2003.

8.7.      Cooperation.  The Shareholder and the Purchaser agree to cooperate in order to facilitate the transition of the Employees to employment with the Purchaser and its Affiliates.

8.8.      No Third Party Beneficiaries.  No provision of this ARTICLE 8 shall create any third party beneficiary or other rights in any current or former employee of the Shareholder, the Company or the Purchaser (including any dependent or beneficiary thereof) or any other Person.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER

            Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction or fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser:

9.1.      Representations and Covenants.

(a)        The representations and warranties of the Shareholder contained in this Agreement, in the Schedules hereto, in the Shareholder Ancillary Documents and in all certificates delivered by or on behalf of the Shareholder pursuant to this Agreement shall be true and complete as of the date when made and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such changes as are contemplated herein.

(b)        The Shareholder and the Company shall have performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement and the Shareholder Ancillary Documents to be performed or complied with by the Shareholder or the Company, as the case may be, on or prior to the Closing Date.

(c)        The Shareholder shall have delivered to the Purchaser a certificate, dated the Closing Date to the effect of the matters in clauses 9.1(a) and 9.1(b).

9.2.      Consents, Filings; Etc.  All consents, approvals, authorizations, filings and registrations required to be made under applicable Law in connection with the transactions contemplated by this Agreement and the Shareholder Ancillary Documents shall have been made and shall be in full force and effect, and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any Governmental Authority, including without limitation, the Department of Justice and the Federal Trade Commission.

9.3.      Third-Party Consents.  All consents and approvals from parties to contracts or other agreements with the Company that are required in connection with the consummation of the transactions contemplated by this Agreement and the Shareholder Ancillary Documents or the performance by the Shareholder of its obligations under this Agreement or the Shareholder Ancillary Documents shall have been obtained, which consents and approvals shall not have resulted in a Material Adverse Effect on the terms or conditions of any of such contracts and agreements as the same shall be in effect on or after the Closing.

9.4.      Certificates.  The Shareholder shall have furnished the Purchaser with the following certificates:

(a)        Good Standing Certificates.

(i)         a certificate, executed by the Secretary of State of Delaware, as to the good standing of the Company in Delaware; and

(ii)        certificate(s) issued by the Secretary of State of the applicable states, certifying the authority or qualification of the Company to conduct business as a foreign corporation or company in each state where it is so authorized or qualified.

(b)        Secretary's Certificate of the Company.  A certificate from the Assistant Secretary of the Company attaching copies of its articles of incorporation, by-laws and resolutions authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c)        Secretary's Certificate of the Shareholder.  A certificate of the Assistant Secretary of the Shareholder, setting forth resolutions of the Board of Directors of Shareholder authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and certifying that approval by the Shareholder's shareholders is not required, or has been obtained, in connection with this Agreement or the transactions contemplated hereby.

(d)        Secretary's Certificate of Parent.  A certificate of the Assistant Secretary or equivalent officer of the Parent, setting forth resolutions of the Board of Directors of the Parent authorizing the execution and delivery of the Parent Guaranty, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

(e)        Incumbency Certificate.  A certificate of the Assistant Secretary of each of the Company and the Shareholder certifying the incumbency of its officers executing this Agreement and the Shareholder Ancillary Documents and their genuine signatures, with a cross certification of such Assistant Secretary's incumbency and genuine signature.

9.5.      Supply and Bailment Agreement.  The Shareholder shall have executed and delivered the Supply and Bailment Agreement.

9.6.      Building Solutions Agreement.  The Shareholder shall have executed and delivered the Building Solutions Agreement.

9.7.      Parent Guaranty.  The Shareholder shall have caused the Parent Guaranty to be executed by Saint-Gobain Corporation and delivered to the Purchaser.

9.8.      Litigation.  No Action shall have been instituted or threatened before any Governmental Authority or by any Governmental Authority seeking to restrain, modify, prevent or which may otherwise adversely affect the consummation of the transactions contemplated by this Agreement, the Shareholder Ancillary Documents or the Purchaser Ancillary Documents, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Purchaser, a Material Adverse Effect.

9.9.      Delivery of Stock Certificates; Transfer Taxes.  As contemplated in Section 2.4, the Shareholder shall have:

(a)        delivered to the Purchaser stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer of the Shares to the Purchaser; and

(b)        paid, or caused to be paid, all stock transfer and other taxes required to be paid in connection with the sale and delivery to the Purchaser of the Shares, and caused all necessary and appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

9.10.    No Material Adverse Change.  No event or condition shall exist or have occurred since December 31, 2002 that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.

9.11.    Retention of Key Management Personnel.  The Purchaser shall have received assurances satisfactory to the Purchaser from each of the Key Management with respect to his intentions to remain an employee of the Company after the Closing Date.

9.12.    Opinion of Counsel.  The Purchaser shall have received the opinion of Carol M. Gray, Deputy General Counsel of Saint-Gobain Corporation and counsel to the Company and the Shareholder, dated the date of the Closing, addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser.

9.13.    Resignations.  The Purchaser shall have received a written resignation, effective as of the Closing, from each of the officers and directors of the Company, other than those officers and/or directors whom the Purchaser shall have specified in writing prior to the Closing, which resignation shall include a release, in form and substance satisfactory to the Purchaser, of all claims by such officer and/or director against the Company, except, in the case of persons who are employees of the Company, compensation for current periods expressly described and accepted from such release.

9.14.    UCC Terminations.  The Purchaser shall have received proof in form reasonably satisfactory to it, of the termination of the interest of Citibank, N.A. in all of the Accounts Receivable effective as of the Effective Date.

        9.15.    Assignment of Lease.  The Company shall have assigned the lease for the real property commonly known as 843 North Hickory Street, McPherson Kansas 67460 (the "McPerherson Lease") to one of its Affiliates.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDER

            Each and every obligation of the Shareholder under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction or fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by the Shareholder:

10.1.    Representations and Covenants.

(a)        The representations and warranties of the Purchaser contained in this Agreement, in the Schedules hereto and in all certificates delivered by or on behalf of the Purchaser pursuant to this Agreement, shall be true and complete as of the date when made and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such changes as are contemplated herein.

(b)        The Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement and the Purchaser Ancillary Documents to be performed or complied with by the Purchaser on or prior to the Closing Date.

(c)        The Purchaser shall have delivered to the Shareholder a certificate, dated the Closing Date to the effect of the matters in clauses 10.1(a) and 10.1(b).

10.2.    Consents, Filings; Etc.  All consents, approvals, authorizations, filings and registrations required to be made under applicable Law in connection with the transactions contemplated by this Agreement and the Purchaser Ancillary Documents shall have been made and shall be in full force and effect and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any Governmental Agency, including without limitation, the Department of Justice and the Federal Trade Commission.

10.3.    Certificates.  The Purchaser shall have furnished the Shareholder with the following certificates:

(a)        Good Standing Certificate.  A certificate, executed by the Secretary of State of New York as to the good standing of the Purchaser in the State of New York;

(b)        Secretary's Certificate.  A certificate from the Secretary of the Purchaser attaching copies of its certificate of incorporation, by-laws and resolutions authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith and further certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and certifying that the approval by GSC is not required or has been obtained in connection with this Agreement or the transactions contemplated hereby; and

(c)        Incumbency Certificate.  A certificate of the Secretary of the Purchaser certifying the incumbency of its officers and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature.

(d)        Officer's Certificate of GSC.  A certificate of the Secretary or other officer of the GSC, setting forth resolutions of the Board of Directors of GSC authorizing the execution and delivery of this Agreement and the Note (including any replacement note in accordance with Section 2.5), certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and including a certification of the incumbency of its officers and their genuine signatures, with a cross certification of the incumbency and genuine signature of the officer signing such Officer's Certificate.

10.4.    Supply and Bailment Agreement.  The Purchaser shall have executed and delivered the Supply and Bailment Agreement.

10.5.    Building Solutions Agreement.  The Purchaser shall have executed and delivered the Building Solutions Agreement.

10.6.    Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body seeking to restrain, modify, prevent or which may otherwise adversely affect the consummation of the transactions contemplated by this Agreement, the Shareholder Ancillary Documents or the Purchaser Ancillary Documents, or to seek damages or a discovery order in connection with such transactions.

10.7.    Estimated Purchase Price.  As contemplated in Section 2.4, the Purchaser shall deliver the Estimated Purchase Price.

10.8.    Opinion of Counsel.   The Shareholder shall have received the opinion of Lippes, Silverstein, Mathias & Wexler LLP, counsel to the Purchaser, dated the date of the Closing, addressed to the Shareholder, in form and substance reasonably satisfactory to the Shareholder.

ARTICLE 11
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.1.    Indemnification by the Shareholder.

(a)        Indemnification.  After the Closing Date, the Shareholder covenants and agrees to indemnify and hold harmless the Purchaser and the Company, their Affiliates and their respective officers, directors, agents and employees (the "Purchaser Indemnified Parties") from and against any and all Indemnifiable Losses incurred or required to be paid by the Purchaser Indemnified Parties which arise out of or result from:

(i)         the breach by the Company and/or the Shareholder of any representation or warranty contained in this Agreement or the Shareholder Ancillary Documents, except the Supply and Bailment Agreement and the Building Solutions Agreement;

(ii)        any breach by the Shareholder of any covenant or obligation contained in this Agreement;

(iii)       notwithstanding (and without regard to, or reduction for) any representation, warranty or disclosure made in this Agreement or in any Schedule or Exhibit hereto, any Tax of the Company relating to a Pre-Closing Tax Period, together with any Indemnifiable Loss arising out of or incident to the imposition, assessment or assertion of any such Tax, or otherwise, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by any of the Purchaser Indemnified Parties, provided, however, that this subsection 11.1(a)(iii) shall not be construed as requiring the Shareholder to indemnify the Purchaser for the Section 338(h)(10) Tax Reimbursement;

(iv)       notwithstanding (and without regard to, or reduction for) any representation, warranty or disclosure made in this Agreement or in any Schedule or Exhibit hereto, any claim, liability or obligation which involves, relates to, arises out of or is based upon, any violation of Environmental Law to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing before the Closing Date and relating to the Company, its business, properties or assets, including but not limited to any real property owned or operated by the Company, or any property to which any material used in operation of the business was sent for disposal or storage, whether or not owned by the Company;

(v)        notwithstanding (and without regard to, or reduction for) any representation, warranty or disclosure made in this Agreement or in any Schedule or Exhibit hereto, any claim, liability or obligation which involves, relates to, arises out of or is based upon: (A) any employee benefit plan (as defined in Section 3(3) of ERISA) and any other program or arrangement, sponsored, contributed to or maintained for the benefit of current or former employees of the Company (but excluding Company Plans) prior to the Closing Date, including, without limitation, each "employee welfare benefit plan" or "welfare plan" within the meaning of Section 3(1) of ERISA and each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA or (B) the failure of any such employee benefit plan, program or arrangement to comply with ERISA, the Code or any other applicable Law, provided, however, that this Section 11.1(a)(v) shall not be deemed to require the Shareholder to indemnify the Purchaser Indemnified Parties in connection with the Company's failure to provide its Employees with the same titles, salaries and benefits on and after the Closing Date as it provided prior to the Closing Date.

(vi)       notwithstanding (and without regard to, or reduction for) any representation, warranty or disclosure made in this Agreement or in any Schedule or Exhibit hereto, any Product Liability Claim relating to products manufactured by the Company prior to the Closing Date

(vii)      notwithstanding (and without regard to, or reduction for) any representation, warranty or disclosure made in this Agreement or in any Schedule or Exhibit hereto (1) any claim of, or Action commenced by, Maria Salgado or any Person claiming through her, relating to a personal injury suffered by her on February 6, 2002, (2) all Actions set forth on Schedule 3.24 and identified as "open" (3) all costs and expenses arising out of GAF Materials Corporation vs. CertainTeed Corporation and Air Vent Inc., U.S. District Court (D.N.J.), C.A. No. 99-1806 (WGB), incurred prior to the Closing Date and (4) any claim or Action, including but not limited to any claim for indemnification, commenced by J.F. Baker's Sons, Inc., or any Person claiming through it, relating to, or arising from or otherwise in connection with Steven Simonis vs. J.F. Baker's Sons, Inc., et al, pending in the Court of Common Pleas for Franklin County, Ohio or any claim or Action commenced by the plaintiff(s) in Steven Simonis vs. J.F. Baker's Sons, Inc., et al against the Company based upon the same facts and circumstance which form the basis of its claims against J.F. Baker's Sons, Inc. in Steven Simonis vs. J.F. Baker's Sons, Inc., et al;

(viii)      notwithstanding (and without regard to, or reduction for) any representation, warranty or disclosure made in this Agreement or in any Schedule or Exhibit hereto, any Third Party Claim against the Purchaser Indemnified Parties which involves, relates to, arises out of or is based upon, any claim of injury or damage alleged to be caused by the exposure to, or presence of, asbestos, whether such claim is based upon the act or omission of the Shareholder or the Company or any past or present Affiliate of either of them, except that with respect to an act or omission by the Company, indemnification under this subparagraph 11.1(a)(viii) will only apply if and to the extent that such Third Party Claim relates to or arises out of any activity occurring, condition existing, omission to act or other matter existing on or before the Closing Date with respect to the Company ;

(ix)       any and all claims for reasonable attorney's fees and other costs incident to the enforcement by a party hereto of its rights under this Section 11.1, but only to the extent that the Purchaser was the prevailing party in connection with any such enforcement action or proceeding.

            Except as expressly provided herein, the Shareholder shall not have any rights, hereunder or otherwise, to indemnification or contribution from the Company with respect to any matter and each Shareholder hereby irrevocably releases the Company from any liability for any such claim; provided, however, that the foregoing release is not intended to affect in any way the Shareholder's right to be indemnified by the Purchaser under Section 11.2.

            The Purchaser must make any claim for any Indemnifiable Loss(es) to which this Section 11.1 relates within the period of survival of the applicable representation, warranty or covenant set forth in Section 11.4 below.

(b)        Indemnification Threshold. The Purchaser Indemnified Parties shall not be entitled to indemnification hereunder until such time as a single Indemnifiable Loss or an aggregate of two (2) or more Indemnifiable Losses exceeds Three Hundred and Twenty Five Thousand Dollars ($325,000), at which time the Purchaser Indemnified Parties shall be entitled to indemnification for all Indemnifiable Losses sustained, incurred or required to be paid by the Purchaser Indemnified Parties in excess of Three Hundred and Twenty Five Thousand Dollars ($325,000); except that this threshold on the indemnification obligation of the Shareholder shall not apply to:

(i)         any breach of the representations and warranties set forth in Sections 3.2 (Authorization; Enforceability), 3.3 (Authority; No Violation), 3.4 (Capital Structure of the Company) or 3.5 (Title to Shares);

(ii)        the Purchase Price Adjustment contemplated by ARTICLE 2

(iii)       reimbursement of Warranty Expenses pursuant to Section 7.5;

(iv)       use by the Shareholder of any of the Company Trademarks after the Closing other than in accordance with Section 7.7;

(v)        Indemnification for Indemnifiable Losses under Section 11.1(a)(ii) (Covenants), other than the covenants to indemnify under Section 11.1(a)(iv) (Environmental Law) and Section 11.1(a)(vi) (Product Liability Claims); or

(vi)       Indemnification of Indemnifiable Losses under Section 11.1(a)(iii) (Taxes); Section 11.1(a)(v) (Plans); Section 11.1(a)(vii) (Pending Litigation), Section 11.1(a)(viii) (Asbestos); and Section 11.1(a)(ix) (Enforcement).

            None of the amounts of Indemnifiable Losses described in clauses 11.1(b)(i) through 11.1(b)(vi) shall be used in determining whether the Three Hundred and Twenty Five Thousand Dollars ($325,000) threshold provided for in this Section has been met.

11.2.    Indemnification by the Purchaser.

(a)        After the Closing Date, the Purchaser and GSC covenant and agree to indemnify and hold harmless the Shareholder and its Affiliates and their respective officers, directors, agents and employees (collectively, "the Shareholder Indemnified Parties") from and against any Indemnifiable Losses incurred, or required to be paid by the Shareholder Indemnified Party which arise out of or result from:

(i)         the breach by the Purchaser of any representation or warranty contained in this Agreement, the Purchaser Ancillary Documents or in any certificate, agreement or instrument delivered to the Shareholder in connection with the consummation of the transactions contemplated hereunder;

(ii)        any breach by the Purchaser of any covenant or obligation contained in this Agreement;

(iii)       any Tax of the Company relating to a Post-Closing Tax Period, together with any Indemnifiable Loss arising out of or incident to the imposition, assessment or assertion of any such Tax, or otherwise, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by any of the Shareholder Indemnified Parties;

(iv)       the Section 338(h)(10) Tax Reimbursement;

(v)        the Post-Closing Warranty Obligations;

(vi)       any Third Party Claim against the Shareholder solely to the extent which it involves, relates to, arises out the operation of the business of the Company after the Closing Date and is based upon facts and circumstances, or acts or omissions of the Company occurring after the Closing Date, including without limitation, any Indemnifiable Losses incurred because of the Company's failure to provide its Employees with the same titles, salaries and benefits on and after the Closing Date as it provided prior to the Closing Date; provided, however, the Purchaser shall have no obligation to indemnify the Shareholder Indemnified Parties for any claim, liability or losses incurred as a result of any act, condition, omission or other matter occurring before the Closing Date and continuing after the Closing Date except to the extent that such activity condition, omission or other matter is under the control of Purchaser and is actively continued by Purchaser after the Closing Date;

(vii)      all actions taken by the Company in connection with the comparative advertising that is at issue in, and all costs and expenses arising out of, GAF Materials Corporation vs. CertainTeed Corporation and Air Vent Inc., U.S. District Court (D.N.J.), C.A. No. 99-1806 (WGB), incurred, or taken, on or after the Closing Date;

(viii)      all costs and expenses, including but not limited to all draws thereon, arising from the Letter of Credit incurred on or after the Closing Date and relating to facts and circumstances occurring prior to the Closing Date, and for draws on the Letter of Credit for payments due to the holder of the Letter of Credit on or after the Closing Date; and

(ix)       any and all claims for reasonable attorney's fees and other costs incident to the enforcement by a party hereto of its rights under this Section 11.2, but only to the extent that the Shareholder was the prevailing party in connection with any such enforcement action or proceeding.

            The Purchaser must make any claim for Indemnifiable Losses to which this Section 11.2 relates only if a Notice of Claim within the period of survival of the applicable representation, warranty or covenant as set forth in Section 11.4 below.

(b)        Indemnification Threshold.  The Shareholder Indemnified Parties shall not be entitled to indemnification hereunder until such time as a single Indemnifiable Loss or an aggregate of two (2) or more Indemnifiable Losses exceeds Three Hundred and Twenty Five Thousand Dollars ($325,000), at which time the Shareholder Indemnified Parties shall be entitled to indemnification for all Indemnifiable Losses sustained, incurred or required to be paid by the Purchaser in excess of Three Hundred and Twenty Five Thousand Dollars ($325,000); except that this threshold on the indemnification obligation of the Purchaser shall not apply to:

(i)         Indemnification for Indemnifiable Losses under Section 11.2(a)(iii) (Taxes), Section 11.2(a)(v) (Post-Closing Warranty Obligations), 11.2(a)(vi) (Third Party Claims relating to Post-Closing Operations), Section 11.2(a)(vii) (Post-closing GAF Litigation Costs) Section 11.2(a)(viii) (Letter of Credit)or 11.2(a)(ix) (Enforcement);

(ii)        the Purchase Price Adjustment contemplated by ARTICLE 2;

(iii)       use by the Purchaser of any of the Shareholder Trademarks  after the Closing other than in accordance with Section 7.6; or

(iv)       the Section 338(h)(10) Tax Reimbursement.

            None of the amounts or Indemnifiable Losses described in clauses 11.2(b)(i) through 11.2(b)(iv) shall be used in determining whether the Three Hundred and Twenty Five Thousand Dollars ($325,000) threshold provided for in this Section has been met.

11.3.    Indemnification Procedure.

(a)        If any Indemnified Party receives notice of assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which an Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such notice of such Third Party Claim.  Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense; provided, however, that if the Indemnified Party is advised by counsel that there is or may be an actual or potential conflict of interest in the event that the Indemnifying Party controls such defense, the Indemnified Party shall so notify the Indemnifying Party and may, with counsel of its choosing, and at the Indemnifying Party's expense, participate in the defense, or present a separate defense, of such Third Party Claim.

(b)        If, within ten (10) days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 11.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 11.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (unless the proviso of such sentence is applicable); provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Indemnifiable Losses relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith, provided that the Indemnifying Party shall not be liable for any settlement or compromise of any Third Party Claim made without its consent, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall have the right at any time to assume or reassume the defense of such Third Party Claim upon notice to the Indemnified Party of the Indemnifying Party's liability for such Third Party Claim and its desire to assume such defense.

(c)        If the Indemnifying Party notifies the Indemnified Party that it elects to assume the defense of the Third Party Claim, then the Indemnifying Party may settle the Third Party Claim and shall only be required to obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into a settlement that (1) does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, (2) the settlement imposes injunctive or other equitable relief against the Indemnified Party or (3) creates a financial obligation for which the Indemnified Party is not entitled to complete indemnification.

(d)        A failure to give timely notice or to include any specified information in any notice as provided in Sections 11.3(a) or 11.3(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly damaged as a result of such failure.

(e)        The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnified Party on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim").  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this ARTICLE 11.

(f)         If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will be repaid by the Indemnified Party to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an affiliate of the Indemnified Party in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnified Party recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnified Party's rights against such third party.  Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

11.4.    Survival.  The representations and warranties made by the parties in this Agreement, by the Shareholder in the certificates described in Section 9.1(c), 9.4(b), 9.4(c), 9.4(d) and 9.4(e), and by the Purchaser in the certificates referred to in Sections 10.1(c), 10.3(b) and 10.3(c) shall survive the Closing under this Agreement until December 31, 2007, except as follows:

(i)         the representations and warranties made by the Shareholder and the Company in Sections 3.11 (Taxes) and 3.12 (Employee Benefit Plans) shall survive the Closing for a period of forty-five (45) days after the expiration of the applicable statutory period of limitations with respect to any liabilities covered thereby;

(ii)        the representations and warranties made by the Shareholder in Sections 3.2 (Authorization; Enforceability), 3.3 (Authority; No Violation), 3.4 (Capital Structure of the Company),and 3.5 (Title to Shares) and by the Purchaser in Sections 4.2 (Authorization; Enforceability) and 4.3 (Authority; No Violation) shall survive the Closing without limitation as to time;

(iii)       the representations and warranties made by the Purchaser in Section 4.7 (Sufficient Financing) shall survive the Closing until October 31, 2008; and

(iv)       the representations and warranties made by the Shareholder in Section 3.29 (Environmental) shall survive the Closing for a period of ten years.

(b)        All covenants of the parties that are to be performed after Closing shall survive as follows:

(i)         with respect to covenants which have an express expiration date herein, they shall continue in effect and expire in accordance with their respective terms;

(ii)        the covenant to indemnify set forth in Section 11.1(a)(iv) (Environmental) shall survive the Closing for a period of ten years;

(iii)       the covenant to indemnify under Section 11.1(a)(vi) (Product Liability) shall survive the Closing for a period of five (5) years;

(iv)       the covenants to indemnify set forth in Section 11.1(a)(vii) (Pending Claims) and Section 11.1(a)(viii) (Asbestos) shall survive the Closing without limitation as to time;

(v)        reserved Claims shall survive the Closing without limitation as to time; and

(vi)       all other indemnification obligations shall survive the Closing for the period of time that the representation, warranty or covenant which is the basis of such claim survives the Closing, and if no such time period for survival is set forth, it shall survive for ten years.

11.5.    Maximum Cap on Indemnification.  Notwithstanding anything in this Agreement to the contrary, no claim for indemnification of Indemnifiable Loss(es) (whether in an action for indemnification or otherwise) may be made hereunder by the Purchaser against the Shareholder, or the Shareholder against the Purchaser, as the case may be, to the extent the aggregate Indemnifiable Loss(es) paid or asserted (and, if asserted, paid at any time thereafter) during said period by the Shareholder to the Purchaser, or the Purchaser to the Shareholder, as the case may be, exceed Eighty Two Million Five Hundred Thousand Dollars ($82,500,000), except:

(a)        this cap on the indemnification obligation of the Shareholder shall not apply to indemnification claims with respect to the breach of the Shareholder's obligations and covenants under (A) Section 7.5 (Warranty Obligations), (B) Section 11.1(a)(iii) (Taxes), (C) Section 11.1(a)(v) (Plans), (D) Section 11.1(a)(viii) (Asbestos) and any such Indemnifiable Loss(es) shall not be used in calculating whether the maximum threshold obligations of the Shareholder have been reached; and

(b)        this cap on the indemnification obligation of the Purchaser shall not apply to indemnification claims with respect to the breach of the Purchaser's obligations and covenants under Section 11.2(a)(iii) (Taxes) and Section 11.2(a)(vi) (Third Party Claims relating to Post-Closing Operations) and any such Indemnifiable Loss(es) shall not be used in calculating whether the maximum threshold obligations of the Purchaser have bee reached.

11.6.    Exclusive Remedy.  The Purchaser and the Shareholder acknowledge and agree that after the Closing, (a) except to the extent that an equitable remedy is expressly provided herein; (b) except for the right to seek specific performance or injunctive relief with respect to any covenant or other obligation under this Agreement (including but not limited to injunctive relief with respect to (i) the violation by the Shareholder or any of its Affiliates of Section 5.1 or 5.2, (ii) use by the Purchaser of any of the Shareholder Trademarks after the Closing other than in compliance with the provisions of Section 7.6, or (iii) use by the Shareholder of the Company Trademarks after the Closing other than in compliance with the provisions of Section 7.7, (c) except for the remedies provided to the parties in the Supply and Bailment Agreement, the Building Solutions Agreement and the Note and under applicable Law with respect to such agreements and the Note, and (d) except for claims that arise from or relate to fraud, criminal activity or willful malfeasance, the indemnification provisions of this ARTICLE 11 will provide the exclusive remedy for the parties hereto and their Affiliates for any misrepresentation, breach of warranty, or covenant, or for any other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 12
MISCELLANEOUS

12.1.    Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail (return receipt requested) with postage prepaid or (c) sent by next day or overnight mail or nationally recognized courier, addressed as follows:

If to the Purchaser:

Gibraltar Steel Corporation of New York
c\o Gibraltar Steel Corporation
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York  14219-0228
Attention:  Walter T. Erazmus, President

With a copy to:

Lippes, Silverstein, Mathias & Wexler LLP
700 Guaranty Building
28 Church Street
Buffalo, New York 14202
Attention: Janet N. Gabel, Esq.

If to GSC:

Gibraltar Steel Corporation
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York  14219-0228
Attention:  Walter T. Erazmus, President

With a copy to:

Lippes, Silverstein, Mathias & Wexler LLP
700 Guaranty Building
28 Church Street
Buffalo, New York 14202
Attention: Janet N. Gabel, Esq.

If to the Shareholder:

CertainTeed Corporation
750 East Swedesford Road
Valley Forge, PA  19482
Attention: Vice President - Finance

With a copy to:

Saint-Gobain
750 East Swedesford Road
Valley Forge, PA  19482
Attention: Deputy General Counsel

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

            All such notices, requests, demands and other communications shall be deemed to have been received (w) if delivered personally, on the day delivered, (x) if mailed registered or certified mail (return receipt requested), on the next business day following the day on which the written receipt of such mail is signed and (y) if sent by next day or overnight mail or courier, on the day delivered.

12.2.    Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

12.3.    Entire Agreement.  This Agreement, including the Schedules, Exhibits and attachments hereto and documents and certificates delivered pursuant hereto, is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement.  This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, modification or waiver is sought.

12.4.    Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

12.5.    Waiver.  Waiver of any term or condition of this Agreement by any party hereto shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other term or condition of this Agreement.

12.6.    Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign this Agreement after the Closing, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of the Purchaser, but any such assignment shall not relieve the Purchaser of its obligations hereunder.

12.7.    No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person that is not a party to this Agreement except as expressly provided hereunder.

12.8.    Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

12.9.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

12.10.  Certain Interpretive Matters.

(a)        Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are references to Sections, Articles, Exhibits or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles, (iv) "or" is disjunctive but not necessarily exclusive and (v) words in the singular include the plural and vice versa.

(b)        No provision of this Agreement shall be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.

12.11.  Independence of Covenants and Representations and Warranties.  All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GIBRALTAR STEEL CORPORATION
            OF NEW YORK

By:
            Name:  WALTER T. ERAZMUS
            Title:     President

CERTAINTEED CORPORATION

                                                             By:
                                                             Name:  Samuel A. Ansley
                                                            Title:     President, Pipe & Plastics Group

AIR VENT INC.

By:
             Name:  Samuel A. Ansley
             Title:     President

For purposes of Section 2.5 and ARTICLE 11 of this Agreement only:

GIBRALTAR STEEL CORPORATION

By:
            Name:  Walter T. Erazmus
            Title:     President